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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/X/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
Bristol-Myers Squibb Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2003

NOTICE OF 2003 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 6, 2003 AT 9:45 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

 You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 6, 2003, at 9:45 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, ratification of the election of independent auditors, approval of the Executive Performance Incentive Plan, consideration of a management proposal to amend the company's Certificate of Incorporation, and the consideration of four stockholder proposals. We will also review the status of the company's business at the meeting.

Last year, over 85% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

PETER R. DOLAN
Chairman and Chief Executive Officer

345 Park Avenue
New York, New York 10154-0037

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 6, 2003 at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

         to elect four directors;

         to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2003;

         to approve the company's Executive Performance Incentive Plan;

         to approve the proposed amendment to the company's Certificate of Incorporation;

         to consider and vote upon four stockholder proposals; and

         to transact such other business as may properly come before the meeting or any adjournments thereof.

        Holders of record of the company's Common and Preferred Stock at the close of business on March 10, 2003, will be entitled to vote at the meeting.

By Order of the Board of Directors
SANDRA LEUNG Secretary
Dated: April 4, 2003

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

  (1)
  GO TO THE WEB SITE shown on your proxy card and vote via the Internet;

OR

  (2)
  USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

  (3)
  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2002 annual report are available on Bristol-Myers Squibb's Internet site at www.bms.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Bristol-Myers Squibb the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Bristol-Myers Squibb stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Bristol-Myers Squibb's proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

PROXY STATEMENT

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
VOTING SECURITIES AND PRINCIPAL HOLDERS	4
Section 16(a) Beneficial Ownership Reporting Compliance	5
BOARD OF DIRECTORS	6
Meetings of the Board	6
Committees of the Board	6
Audit Committee Report	7
Compensation of Directors	8
Information on Directors and Nominees	10
COMPENSATION AND BENEFITS	14
Executive Officer Compensation	14
Summary Compensation Table	15
Option/SAR Grants in the Last Fiscal Year	16
Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values	17
Long-Term Incentive Plan Awards in the Last Fiscal Year	17
Compensation and Management Development Committee Report on Executive Compensation	18
CEO Compensation	20
Mercer Study	21
Deductibility of Compensation Over $1 Million	21
Performance Graph	22
Pension Benefits	23
Employment and Separation Agreement	23
Change in Control Arrangements	23
Certain Relationships and Related Transactions	24
PROPOSALS TO BE VOTED UPON
Proposal 1 — Election of Directors	10
Proposal 2 — Appointment of Independent Auditors	24
Proposal 3 — Approval of Executive Performance Incentive Plan	25
Proposal 4 — Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors	28
Proposal 5 — Stockholder Proposal Relating to Shareholder Rights Plan	30
Proposal 6 — Stockholder Proposal Relating to Separation of Chairman and CEO Positions	31
Proposal 7 — Stockholder Proposal Relating to Discretionary Executive Compensation	33
Proposal 8 — Stockholder Proposal Relating to Executive Compensation Review	35
ADVANCE NOTICE PROCEDURES	37
2004 PROXY PROPOSALS	37
DIRECTIONS TO THE HOTEL DUPONT	38
EXHIBIT A — Audit Committee Charter	A-1
EXHIBIT B — Committee on Directors and Corporate Governance Charter	B-1
EXHIBIT C — Compensation and Management Development Committee Charter	C-1
EXHIBIT D — Executive Performance Incentive Plan	D-1
EXHIBIT E — Proposed Amendment to Certificate of Incorporation	E-1

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        This Proxy Statement is being sent to all stockholders of record as of the close of business on March 10, 2003 for delivery beginning April 4, 2003 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 6, 2003. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

        Only stockholders of the company as of the record date, March 10, 2003, their authorized representatives and guests of the company will be able to attend the Annual Meeting. Admission will be by ticket only. In addition, please be sure to bring photo identification. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

        If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

        If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

        Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

        All holders of record of the company's $0.10 par value Common Stock and $2.00 Convertible Preferred Stock at the close of business on March 10, 2003 will be entitled to vote at the 2003 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

        Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

  (i)
  Via Internet

  (ii)
  By Telephone

  (iii)
  By Mail or

  (iv)
  In Person at the Annual Meeting

        Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. Internet and telephone voting information is provided on the proxy card. A control number, located on the upper right of the proxy card, is designated to verify a stockholder's identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card.

        If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

        If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

        If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

        If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

        If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

        At the Annual Meeting, the following items will be voted upon:

  (i)
  the election of four directors;

  (ii)
  ratification of appointment of the company's independent auditors;

  (iii)
  approval of the company's Executive Performance Incentive Plan;

  (iv)
  approval to amend the company's Certificate of Incorporation to declassify the Board of Directors; and

  (v)
  the four stockholder proposals.

        The Board of Directors of Bristol-Myers Squibb knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors' voting recommendations?

        For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2003, FOR the approval of the company's Executive Performance Incentive Plan, FOR the approval of the proposal to amend the company's Certificate of Incorporation and AGAINST each of the four stockholder proposals.

How many votes are needed to have the proposals pass?

        A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of a majority of the shares present in person or by proxy is required for the adoption of the management proposal to approve the Executive Performance Incentive Plan and for the adoption of each of the four stockholder proposals. The affirmative vote of at least 75% of the outstanding shares of the company is required to approve the proposal to amend the Certificate of Incorporation to declassify the Board.

How are the votes counted?

        In accordance with the laws of the state of Delaware and the company's Restated Certificate of Incorporation and Bylaws,

  (i)
  for the election of directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR all nominees," "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; abstentions and broker non-votes are not counted, and

  (ii)
  for the adoption of all management proposals and all stockholder proposals, which require the majority of the votes cast in person or by proxy, only proxies and ballots indicating votes "FOR," "AGAINST" or "ABSTAIN" on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted.

How can I revoke my Proxy?

        You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of the company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

        If you wish to give your proxy to someone other than the Directors' Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

        Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

        Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

        The company will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Employees of the company may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. The company will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

How do I contact a non-employee director?

        Any stockholder wishing to contact a non-employee director may do so by writing to [Name of Director], c/o Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        At the close of business on March 10, 2003, there were 1,937,666,868 shares of $0.10 par value Common Stock and 8,231 shares of $2.00 Convertible Preferred Stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

        The following table sets forth, as of February 1, 2003, beneficial ownership of shares of Common Stock of the company by each director, each of the named executive officers and all directors and officers as a group. None of the directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of common stock.

        Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	112,022		25,240	68,500
A. R. J. Bonfield	107,748		0	7,748
L. B. Campbell	14,066		4,205	7,751
V. D. Coffman	23,600	(d)	8,412	15,116
P. R. Dolan	829,180	(e)	603,980	0
E. V. Futter	43,002		29,447	9,249
L. V. Gerstner, Jr.	70,523		26,291	22,625	(f)
L. H. Glimcher, M.D.	16,687		8,412	8,275
D. J. Hayden, Jr.	604,019		467,288	0
L. Johansson	11,676		4,205	5,471
J. L. McGoldrick	1,042,134		927,112	0
P. S. Ringrose, Ph.D.	667,845		511,383	0
J. D. Robinson III	65,623		29,447	11,769
L. W. Sullivan, M.D.	41,619	(h)	29,447	11,688
All Directors and Executive Officers as a Group	3,649,744		2,674,869	168,192

(a)
Consists of direct and indirect ownership of shares, including restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)
Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)
For non-employee directors, represents amounts credited to their accounts under the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of Common Stock. For named executive officers, represents amounts credited to their accounts under the Executive Performance Incentive Plan as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(d)
Includes 72 shares held by a family living trust over which neither Dr. Coffman nor his wife exercise voting nor investment power.

(e)
Includes 10,713 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(f)
Includes 6,477 deferred common share units credited to Mr. Gerstner's account in the Squibb Corporation Deferred Plan for Fees of Outside Directors which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(h)
Includes 484 shares owned jointly by Dr. Sullivan and his wife over which he exercises shared voting and investment power.

Principal Holders of Common Stock

        To the best knowledge of the company, there are no beneficial owners of more than 5 percent of the outstanding shares of the company's Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, the company's directors, executive officers and the beneficial holders of more than 10% of the company's Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchanges Commission. To the company's best knowledge, during 2002 all applicable Section 16(a) filings requirements were met except that, due to an administrative error, a late Form 4 was filed for Elliott Sigal, an executive officer of the company, disclosing that on November 1, 2002, he (i) received a restricted stock grant and (ii) disposed of shares of Common Stock to pay for taxes upon the vesting of restricted stock.

BOARD OF DIRECTORS

        The business of the company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the company's business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of the company.

Meetings of the Board

        The Board meets on a regularly scheduled basis during the year to review significant developments affecting the company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2002, there were eight regular meetings and four special meetings of the Board. The average aggregate attendance of Directors at Board and Committee meetings was over 96%. No director attended fewer than 87% of the aggregate number of Board and Committee meetings during the periods he or she served.

Committees of the Board

        The company's Bylaws specifically provide for an Audit Committee and an Executive Committee. The company's Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, the Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. The Board has appointed individuals from among its members to serve on these four committees. The membership of these four committees, with the exception of the Executive Committee, is composed entirely of non-employee directors.

        The committees of the Board held a total of 14 meetings: the Audit Committee met six times, the Compensation and Management Development Committee met six times and the Committee on Directors and Corporate Governance met twice. There were no meetings of the Executive Committee in 2002. The non-employee directors of the company meet in executive session on at least a quarterly basis. These sessions are led by the Chair of the Committee on Directors and Corporate Governance.

        The table below provides membership information for each Board committee.

Name	Audit		Directors and Corporate Governance		Compensation & Management Development		Executive
R.E. Allen	X		X	*			X
L.B. Campbell	X		X		X
V.D. Coffman	X	*			X
P.R. Dolan							X
E.V. Futter			X
L.V. Gerstner, Jr.			X				X
L.H. Glimcher, M.D.	X		X
L. Johansson	X		X
J.D. Robinson III			X		X	*	X
L.W. Sullivan, M.D.	X				X

*
Chair

Audit Committee

        The Audit Committee is appointed by and generally acts on behalf of the Board of Directors. The Audit Committee is responsible primarily for overseeing and monitoring the quality of the company's accounting and auditing practices and is directly responsible for the appointment, compensation and oversight of the company's independent auditors for the purpose of preparing or issuing audit reports and related work regarding the company's financial statements. The Audit Committee operates pursuant to a charter adopted by the Board of Directors as amended from time to time. The amended charter adopted on March 28, 2003 is attached as Exhibit A.

Audit Committee Report

        Management has primary responsibility for the company's financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The company's independent auditors are responsible for performing an audit of the company's financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for overseeing and monitoring the company's accounting and auditing process on behalf of the Board of Directors.

        The Audit Committee has worked actively with management and the independent auditors to oversee the company's restatement of sales and earnings relating to the buildup of wholesaler inventories in the company's U.S. pharmaceuticals unit and other restatement adjustments identified as a result of a comprehensive review of accounting practices and principles. In connection with the restatement and review, the Audit Committee met with management and the independent auditors on a regular basis to receive and assess reports on the restatement and the review. The Audit Committee continues to work with management, the independent auditors and outside advisors to review and oversee the steps taken in the last year to strengthen control processes and procedures, to identify and rectify past accounting errors and to prevent a recurrence of the circumstances that resulted in the need to restate prior period financial statements.

        Management has represented to the Audit Committee that the company's audited consolidated financial statements for the year ended December 31, 2002 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 and the restated financial statements for the three years ended December 31, 2001 with management and the independent auditors. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

        The Audit Committee has received the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors their independence. The Audit Committee has also determined that the independent auditors' provision of non-audit services in 2002 is compatible with and did not impair the auditors' independence.

        Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2002 be included in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and that the restated financial statements for the three years ended December 31, 2001 be included in Amendment No. 1 to the company's Annual Report on Form 10-K/A for the year ended December 31, 2001 in each case for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the company's independent auditors.

        The members of the Audit Committee have also confirmed there have been no new circumstances or developments since their respective appointments to the Committee that would impair any member's ability to act independently.

The Audit Committee

    Vance D. Coffman, Chair
    Robert E. Allen
    Lewis B. Campbell
    Laurie H. Glimcher, M.D.
    Leif Johansson
    Louis W. Sullivan, M.D.

Committee on Directors and Corporate Governance

        The Committee on Directors and Corporate Governance is responsible primarily for a) identifying individuals qualified to become Board members, b) recommending the Board select the director nominees for the next annual meeting of stockholders, and c) overseeing the Board's annual evaluation of its performance. This committee operates pursuant to a charter adopted by the Board of Directors. The charter is attached as Exhibit B. Based on the recommendation of this committee, the Board has adopted principles of corporate governance that may be viewed at www.bms.com.

        The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to the Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee's business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

Compensation and Management Development Committee

        The Compensation and Management Development Committee is responsible primarily for a) reviewing, approving and reporting to the Board on major compensation plans, policies and programs of the company, b) reviewing and approving the compensation of executive officers and certain senior management, and c) overseeing the company's management development programs, performance assessment of senior executives and succession planning. This committee operates pursuant to a charter adopted by the Board of Directors. The charter is attached as Exhibit C. The Compensation and Management Development Committee's annual report on executive compensation appears on pages 18 to 21 of this Proxy Statement.

Compensation of Directors

        In 2002, the non-employee directors of the company received an annual retainer of $45,000. The company requires that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock, until certain ownership guidelines are attained. Non-employee directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance received an annual fee of $10,000.

        A non-employee director may elect to defer payment of all or part of the compensation received as a director under the company's Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company's invested cash or a fund based on the return on Bristol-Myers Squibb Company Common Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

        All non-employee directors received an annual award of 1,000 deferred common share units, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock. The company's Retirement Plan for Non-Employee Directors was terminated in 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date. Under the company's 2000 Non-Employee Directors' Stock Option Plan, each non-employee director received on the date of the 2002 Annual Meeting, an option to purchase 3,500 shares of the company's Common Stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting or had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting. The price of the option was the fair market price of the company's Common Stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2002, options for a total of 31,500 shares were granted under the plan, consisting of options for 3,500 shares granted to each of nine non-employee directors.

        The Directors' Charitable Contribution Program is part of the company's overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by the company on individual members and retired members of the Board of Directors. In 2001, the company paid a total of $61,454 in premiums on policies covering five current directors and certain retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, the company donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation's program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education-related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to the company.

        Each year the Committee on Directors and Corporate Governance of the Board reviews the company's directors' compensation practices and compares them against the practices of our peer group companies and the largest U.S. companies in market capitalization. The committee believes the company's total director compensation package continues to be competitive with the compensation offered by other companies and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in the company.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes. The Board of Directors has also nominated four current directors, Robert E. Allen, Lewis B. Campbell, Laurie H. Glimcher, M.D. and James D. Robinson III to serve as directors of the company for three-year terms expiring at the 2006 Annual Meeting. After the election of four directors at the Annual Meeting, the Board of Directors will be composed of ten directors, including six continuing directors whose terms extend beyond the Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors provides for a lesser number of directors.

        Listed below is certain biographical information of each of the nominees for election followed by information for directors whose terms extend beyond this Annual Meeting, including his or her principal occupation and other business affiliations.

Nominees for Directors for a Term Expiring in 2006

Director since 1986
ROBERT E. ALLEN

Chairman and Chief Executive Officer from 1988 to 1997 of AT&T Corp., a communications and information services company. His present term expires this Annual Meeting. Mr. Allen is a director of Pepsico, Inc. He is a board member of Whisperwire, Inc., a member of The Business Council and a trustee of The Mayo Foundation and Wabash College. Board Committees: Audit Committee, Committee on Directors and Corporate Governance (Chair) and Executive Committee. Age 68.
Director since 1998
LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, fastening systems, industrial products and components and financial industries. His present term expires at this Annual Meeting. Mr. Campbell is a director of Allegheny Energy, Inc. Board Committees: Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee. Age 56.
Director since 1997
LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at the Harvard Medical School since 1991. Her present term expires at this Annual Meeting. Dr. Glimcher is a director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a Member of the National Academy of Sciences. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 51.

Director since 1976
JAMES D. ROBINSON III

Chairman and Chief Executive Officer since 1994 of RRE Investors and General Partner of RRE Ventures GP II, LLC, private information technology venture investment firms. His present term expires at this Annual Meeting. He served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. Mr. Robinson is a director of the Coca-Cola Company, Novell, Inc., First Data Corporation, and Pinnacor Inc. He is a member of The Business Council and the Council on Foreign Relations as well as honorary co-chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Board Committees: Committee on Directors and Corporate Governance, Compensation and Management Development Committee (Chair) and Executive Committee. Age 67.

Directors whose terms expire in 2005

Director since 1998
VANCE D. COFFMAN

Chairman and Chief Executive Officer since 1998 of Lockheed Martin Corporation, a high technology aerospace and defense company. He is a director of the 3M Company. Board Committees: Audit Committee (Chair) and Compensation and Management Development Committee. Age 58.
Director since 1990
ELLEN V. FUTTER

President of the American Museum of Natural History since 1993. President of Barnard College from 1981 to 1993. Ms. Futter is a director of J.P. Morgan Chase & Co., American International Group, Inc., and Consolidated Edison, Inc., as well as a trustee of Consolidated Edison Company of New York, Inc., the American Museum of Natural History and an overseer at Memorial Sloan-Kettering Cancer Center. She is a member of the Council on Foreign Relations, a fellow of the American Academy of Arts and Sciences and a Director of NYC & Co. Ms. Futter is also a member of the Advisory Board of Yale School of Management. Board Committee: Committee on Directors and Corporate Governance. Age 53.

Director since 1993
LOUIS W. SULLIVAN, M.D.

President of the Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the United States Department of Health and Human Services. Dr. Sullivan is a director of 3-M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, United Therapeutics, Corporation and Equifax Inc. He is a founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council of the Boy Scouts of America and Africare. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 69.

Directors whose terms expire in 2004

Director since 2000

PETER R. DOLAN

Chairman of the Board and Chief Executive Officer of the company. Mr. Dolan was elected Chairman of the Board in September 2001. Mr. Dolan was elected President of the company in 2000 and Chief Executive Officer in May 2001. He was Senior Vice President for Strategy and Organizational Effectiveness from 1998 to his election as President. He is a director of the American Express Company, a member of the Business Council and the Board of Trustees of Tufts University and a Steering Committee member of the National Dialogue on Cancer. Age 47.

Director since 1989 Director of Squibb Corporation from 1986 to 1989

LOUIS V. GERSTNER, JR.

Chairman of the Board of IBM Corporation from 1993 to 2002. He served as Chief Executive Officer of IBM from 1993 until March 2002. Mr. Gerstner has been Chairman of the Carlyle Group since January 2003. Chairman and Chief Executive Officer of RJR Nabisco Holdings Corporation from 1989 to 1993. He is Vice Chairman of the Board of Memorial Sloan-Kettering Cancer Center, a director of the Council on Foreign Relations and a member of the National Academy of Engineering. He is a member of the Advisory Board of Daimler-Chrysler and a member of the Advisory Board of Sony Corporation. Board Committees: Committee on Directors and Corporate Governance and Executive Committee. Age 61.
Director since 1998

LEIF JOHANSSON

President of AB Volvo, an automotive company and Chief Executive Officer of The Volvo Group since 1997. He is also a member of The Confederation of Swedish Enterprise and The Royal Swedish Academy of Engineering Sciences. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 51.

COMPENSATION AND BENEFITS

        The company's compensation and benefits programs are designed to enable the company to attract, retain and motivate the best possible employees to operate and manage the company at all levels.

        In general, all U.S.-based employees, except employees covered by certain collective bargaining agreements, receive a base salary, participate in an annual incentive plan, a company-supported savings plan and a company-funded pension plan and are provided with medical and other welfare benefits coverage. Employees outside of the United States are similarly covered by comprehensive compensation and benefits programs.

        In 1995, the company implemented a global stock option grant known as the TeamShare Stock Option Plan. Under this Plan, employees who met certain service requirements and were not key executives were eligible for a stock option award giving them each the opportunity to purchase 200 shares of the company's Common Stock. This Plan does not permit the grant of stock awards. All TeamShare recipients possess a stronger link with company stockholders as they benefit from the stock price appreciation resulting from their efforts to grow and strengthen the business. In 1998, the initial awards granted under this Plan became vested and many employees exercised their awards. These employees realized gains related to these option awards and expanded their direct ownership of company stock. Additional grants of options for 200 shares were again provided to all eligible employees in 1998 and in 2002. These awards are known as the TeamShare II Stock Option Awards and the TeamShare III Stock Option Awards, respectively. These awards further enhanced the linkage between employees and stockholders.

        In addition, the company maintains specific executive compensation programs designed to provide incentives to reward and retain outstanding executives who bear the responsibility for achieving the demanding business objectives necessary to assure the company's growth position in the highly complex and competitive pharmaceutical and healthcare industries in which it operates. The executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to the company's growth and success.

        In addition to performance against financial objectives and total stockholder return, which are the determinants of formula-based incentive payments under the company's executive compensation program, the successful Bristol-Myers Squibb executive must also perform effectively in many areas that are not measured specifically by financial results. Performance is also assessed against standards of business conduct and ethics reflecting social values, environmental stewardship and the expectations of the company's key constituencies, including its employees and stockholders, the consumers of its products, suppliers and customers, the communities in which it operates and the countries where it does business. The Bristol-Myers Squibb Company Pledge clearly defines the values and behaviors that are expected of every employee in the company, and the performance of the company's executives is appraised in this regard.

Executive Officer Compensation

        The following tables and notes present the compensation provided by the company to Mr. Peter R. Dolan, Chairman and Chief Executive Officer, as well as the company's four other most highly compensated executive officers, for services rendered to the company in 2000, 2001 and 2002.

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards			Payouts
Name/Title Year	Salary(1) $	Bonus $		Other Annual Compen- sation(2) $	Restricted Stock Awards (3) $	Securities Underlying Options/SARs(4) #		Long Term Incentive Payouts $		All Other Compen- sation(5) $
P.R. Dolan (6) Chairman and CEO
2002	$1,100,000	$0		—	$0	500,000		$0	(11)	$49,500
2001	$1,033,333	$1,314,922		—	$1,550,000	446,951	(10)	$226,750	(12)	$46,220
2000	$736,431	$609,948	(9)	—	$5,165,625	191,400	(10)	$200,000	(13)	$33,139
J.L. McGoldrick EVP and General Counsel
2002	$712,000	$0		—	$0	90,000		$0	(11)	$32,040
2001	$712,000	$521,626		—	$2,145,000	105,165	(10)	$226,750	(12)	$32,016
2000	$677,996	$288,020	(9)	—	$0	127,250	(10)	$200,000	(13)	$30,510
A.R.J. Bonfield(7) SVP and Chief Financial Officer
2002	$181,250	$507,500		$986,567	$2,445,000	200,000		$0		$0
P.S. Ringrose, Ph.D.(8) President, Pharmaceutical Research Institute and CSO
2002	$670,000	$0		—	$0	80,000		$0	(11)	$30,150
2001	$670,000	$452,749		—	$0	105,165	(10)	$226,750	(12)	$30,127
2000	$642,246	$246,205	(9)	—	$3,212,500	127,250	(10)	$200,000	(13)	$28,901
D.J. Hayden, Jr. EVP and President, Americas
2002	$653,535	$0		—	$0	125,000		$0	(11)	$29,409
2001	$653,535	$622,414		—	$0	105,165	(10)	$294,775	(12)	$29,387
2000	$628,019	$310,896	(9)	—	$0	159,851	(10)	$124,000	(13)	$28,261

(1)
None of the named executive officers received a merit increase in 2002. The last merit increase for these executives was effective December 31, 2000.
(2)
Other Annual Compensation for each of the named officers except Mr. Bonfield was in the form of perquisites and was less than the level required for reporting. For Mr. Bonfield, $977,937 was for expenses related to his relocation from the United Kingdom.
(3)
Regular cash dividends are paid to executives on these shares. On October 1, 2002, Mr. Bonfield received a grant of 100,000 shares with a closing value on the date of grant of $24.45. The number and market value of shares of restricted stock held by each of these executives as of December 31, 2002 (based upon the closing market value stock price of $23.15) were: Mr. Dolan 105,165 and $2,434,570; Mr. McGoldrick 30,000 and $694,500; Mr. Bonfield 100,000 and $2,315,000; Dr. Ringrose 52,582 and $1,217,273; Mr. Hayden 52,582 and $1,217,273. The number of shares has been adjusted, where appropriate, to reflect the spin-off of Zimmer Holdings, Inc.
(4)
The number of securities underlying options/SARs has been adjusted, when appropriate, to reflect the adjustment due to the spin-off of Zimmer Holdings, Inc.
(5)
Consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan for the SIP as follows: Mr. Dolan ($8,780 and $40,720); Mr. McGoldrick ($8,780 and $23,260); Dr. Ringrose ($8,780 and $21,369); Mr. Hayden ($8,780 and $20,629). Mr. Bonfield was not eligible to participate in these plans in 2002.

(6)
Mr. Dolan was President until May 1, 2001, at which time he was promoted to CEO. He was promoted to Chairman on September 12, 2001. As reported in last year's proxy, Mr. Dolan received a promotional increase from $900,000 to his current salary of $1,100,000 on May 1, 2001 when he was promoted to the position of CEO. Thus, Mr. Dolan's base salary as reported here is slightly higher in 2002 than 2001 due to the fact he did not receive his current salary of $1,100,000 for all of 2001.
(7)
Mr. Bonfield was appointed Senior Vice President and Chief Financial Officer of the company on September 23, 2002.
(8)
Effective December 1, 2002 Dr. Ringrose resigned his position as President, Pharmaceutical Research Institute and Chief Scientific Officer and assumed a new role as Scientific Advisor to the company. Effective January 2, 2003, Dr. Ringrose is no longer an executive officer of the company.
(9)
For 2000 annual incentive awards, bonus amount excludes 50% of the target award amount which was paid in the form of stock options with an exercise price of $61.09 and is included in the option awards column for 2000.
(10)
Performance-based exercise price thresholds must be attained for portions of the 2001 and 2000 awards to become exercisable.
(11)
In 2000, stock option awards with an exercise price of $61.09 were granted in lieu of Long-Term Performance Awards and therefore, executives were not eligible to receive a Long-Term Performance Award payout for the 2000-2002 performance period.
(12)
Long-Term Performance award granted in 1999 and earned over the three-year performance period from 1999 through 2001. The payout was based on earnings per share growth and total stockholder return ranking versus peer companies. This award was paid at 90.7% of target.
(13)
Long-Term Performance award granted in 1998 and earned over the three-year performance period from 1998 through 2000. The payout was based on total stockholder return ranking versus peer companies. This award was paid at 80% of target.

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(1) #	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price(2) ($/Sh)	Expiration Date	Grant Date Present Value(3) $
P.R. Dolan	500,000	1.2%	$48.08	March 5, 2012	$7,117,504
J.L. McGoldrick	90,000	0.2%	$48.08	March 5, 2012	$1,281,151
A.R.J. Bonfield	200,000	0.5%	$24.19	October 1, 2012	$1,432,236
P.S. Ringrose, Ph.D.	80,000	0.2%	$48.08	March 5, 2012	$1,138,801
D.J. Hayden, Jr.	125,000	0.3%	$48.08	March 5, 2012	$1,779,376
All Optionees(4)	40,112,732		$37.55	Various Dates, 2012	$445,996,715

(1)
Individual grants become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. At age 60, all outstanding option grants fully vest.

(2)
All options were made at 100% of fair market value as of the date of the grant.

(3)
In accordance with Securities and Exchange Commission rules, the Black-Scholes option-pricing model was chosen to estimate the grant date present value of the options set forth in this table. The company does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the company's stock price. The Black-Scholes ratio of .2961 was determined using the following assumptions: a volatility of 31.29%, a dividend yield of 2.97%, a risk free interest rate of 5.0%, a 7 year option term and a 3% annual risk of forfeiture.

(4)
Information based upon all stock option grants made to employees in 2002, including TeamShare grants. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $22.20 to $51.10, reflecting the fair market value of the stock on the date of the option grants.

Aggregated Option/SAR Exercises in the Last Fiscal Year
and Fiscal Year-End Option/SAR Values(1)

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End #		Value of Unexercised "In The Money"(2) Options/SARs At Fiscal Year-End $
	Shares Acquired On Exercise #
		Value Realized $
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
P.R. Dolan	0	$0	418,511	1,153,119	$54,226	$0
J.L. McGoldrick	0	$0	837,113	305,588	$1,927,252	$0
A.R.J. Bonfield	0	$0	0	200,000	$0	$0
P.S. Ringrose, Ph.D.	0	$0	448,001	379,721	$0	$0
D.J. Hayden, Jr.	0	$0	384,114	460,214	$128,173	$0

(1)
All options were granted at 100% of fair market value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the company withhold shares otherwise issuable under the option with a fair market value equal to such obligations subject to statutory requirements.

(2)
Calculated based upon the December 31, 2002 fair market value share price of $23.085.

Long-Term Incentive Plan Awards in the Last Fiscal Year

			Estimated Future Payouts Under Long-Term Incentive Plan—# of Shares(2)
	Number of Shares Awarded (1)	Other Period Until Maturation or Payout
Name			Threshold	Target	Maximum
P.R. Dolan	21,800	Three-Year Period Ending in 2004	7,993	21,800	47,960
J.L. McGoldrick	5,500	Three-Year Period Ending in 2004	2,017	5,500	12,100
A.R.J. Bonfield	—	Three-Year Period Ending in 2004	—	—	—
P.S. Ringrose, Ph.D.	5,500	Three-Year Period Ending in 2004	2,017	5,500	12,100
D.J. Hayden, Jr.	7,100	Three-Year Period Ending in 2004	2,603	7,100	15,620

(1)
The number of shares represents the targeted award amount payable in the beginning of 2005 if earned for the fiscal years 2002-2004.

(2)
Payouts under the Long-term Incentive Plan will be based on total stockholder return versus the peer group companies included in the performance graph on page 22, growth in sales and growth in earnings per share over the three-year period. Threshold, target and maximum payouts are expressed as a number of shares. Target awards will be paid if the targeted sales and earnings per share growth are achieved and total stockholder return is at the median of the peer group included in the performance graph on page 22. Threshold performance will result in a payout of 45% of target on the measures of earnings per share growth and sales growth and a payout of 20% of target on the measure of relative shareholder return. Performance below threshold level will result in no payout. Maximum performance on all three measures will result in a payout of 220% of target. Performance above the maximum level will result in the maximum payout.

Compensation and Management Development Committee Report on Executive Compensation

        The Compensation and Management Development Committee (the "Compensation Committee") is responsible for administering the compensation program for executive officers and certain senior management of the company. The Compensation Committee is composed exclusively of non-employee directors as defined by the Securities and Exchange Commission's rules. The members of the Compensation Committee are neither employees nor former employees of the company nor are they eligible to participate in any of the company's executive compensation programs. Additionally, they meet the definition of an outside director for purposes of administering compensation programs to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

        The company's executive compensation program is based upon a pay-for-performance philosophy. In implementing this philosophy, the Compensation Committee considers performance against financial objectives, total stockholder return as well as the executive's demonstration of the values and behaviors defined in the Bristol-Myers Squibb Company Pledge. Under the company's program, an executive's compensation consists of three components: base salary, annual incentive (bonus) payment and long-term incentives (which may include cash-based awards, stock-based awards and/or stock options).

        The company's executive compensation program is designed to provide overall compensation, when targeted levels of performance are achieved, which is at the median of pay practices of a peer group of twelve large and high-performing industry competitors. The corporations that comprise the peer group are Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis, Pfizer, Inc., Pharmacia Corporation, Schering-Plough Corporation and Wyeth.

        At the time the Compensation Committee makes executive compensation decisions, the Compensation Committee reviews individual performance and company performance versus that of the peer companies. When 2002 compensation decisions were made, the Compensation Committee also reviewed detailed data concerning the levels of executive pay among the peer group of companies. This data included analyses provided by independent compensation consultants.

        The executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus budgeted financial targets, company longer-term financial performance and total return to stockholders (including share price appreciation and reinvested dividends) meet, exceed or fall short of expectations. Under this program design, incentive payments can exceed target levels only if expectations are exceeded. The Compensation Committee believes that the program it has adopted, with its emphasis on long-term compensation, serves to focus the efforts of the company's executives on the attainment of a sustained high rate of company growth and profitability for the benefit of the company and its stockholders.

        Base Salary—An executive's base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the company, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive's demonstration of the values and behaviors outlined in the Bristol-Myers Squibb Company Pledge. In light of the company's performance in 2001 and 2002, none of the named executive officers received a merit increase to base salary for 2002. The last merit increase for these executives was effective on December 31, 2000. As reported in last year's proxy, Mr. Dolan received a promotional increase from $900,000 to his current salary of $1,100,000 on May 1, 2001 when he was promoted to the position of Chief Executive Officer. Thus, Mr. Dolan's base salary reported in the summary compensation table is slightly higher in 2002 than 2001 due to the fact that he did not receive his current salary of $1,100,000 for all of 2001.

        Annual Incentives—Payments under the company's annual incentive plan, the Performance Incentive Plan, are tied to the company's level of achievement of annual operating pretax earnings targets and annual sales growth, thereby establishing a direct link between executive pay and company financial performance. Annual operating pretax earnings and annual sales targets for the overall company and each operating group are based upon the budgets for the company as reviewed by the Board of Directors. An individual executive's annual incentive opportunity is a percentage of her/his salary determined by the executive's job level. Actual annual incentive payments are determined by applying a formula based on achievement of budgeted financial performance to each individual's target annual incentive opportunity. Applying this formula results in payments at the targeted incentive opportunity level when budgeted earnings and sales are achieved and payments below the targeted level when performance on these measures is below those set by the budget. The formula provides for payments above the targeted level only when financial performance exceeds budgeted levels.

        For 2002 awards, operating pretax earnings and sales were established at levels that the Board felt reflected the aggressive expectations management had for the performance of the business. As a whole, the company did not attain the pretax earnings goals and partially attained the sales goals. Notwithstanding that the named executive officers would have received a portion of their bonus based on sales attainment, in light of the overall financial performance of the company for 2002, the Compensation Committee approved the Chief Executive Officer's request that no cash bonuses be paid for 2002 to those named executive officers who served as executives of the company for the entire year. The Compensation Committee believes that the elimination of cash bonuses for these executives for 2002 is appropriate, as the purpose of the Performance Incentive Plan is to provide financial rewards to senior executive officers only when warranted by the company's financial performance. The Compensation Committee also believes this action is consistent with the company's overall philosophy of aligning executive compensation with the creation of stockholder value.

        Long-Term Incentives—The company's long-term incentives are in the form of stock option awards and long-term performance awards. The objective of these awards is to advance the longer-term interests of the company and its stockholders and complement incentives tied to annual performance. These awards provide rewards to executives based upon the creation of incremental stockholder value and the attainment of long-term financial goals. Stock options produce value to executives only if the price of the company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the grade level of an executive's position and the executive's performance in the prior year and the executive's potential for continued sustained contributions to the company's success. The size of previous option grants and the number of options currently held by an executive are not taken into account in determining the number of options granted. The executive's right to the stock options vests over a four-year period and each option is exercisable, but only to the extent it has vested, over a ten-year period following its grant.

        In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. The company continues to maintain long-standing share ownership expectations for its executives to meet through the exercise of stock option awards. These share ownership guidelines are more stringent than most of the company's peers. Under these guidelines, the Chief Executive Officer must retain shares with a value of 8 times his base salary prior to selling any of the net shares obtained upon exercise. The other named executive officers must retain shares with a value of 5 times their base salary prior to selling any of the net shares obtained upon exercise. Even after these ownership thresholds are satisfied, executives must retain 25% of all net shares obtained as a result of subsequent option exercises. The Compensation Committee believes these retention requirements are an important tool in aligning the interests of the company's executives with the long-term interests of the company's stockholders.

        The Compensation Committee also consistently maintains a firm policy against repricing stock options or resetting targets under other long-term incentives for its senior executives. The Compensation Committee believes this policy is critical in maintaining the alignment of senior executives' interests with the long-term interests of our stockholders.

        In 2000, stock options, with an exercise price of $61.09, were granted in lieu of a long-term performance award and therefore executives were not eligible to receive long-term award payments for the 2000-2002 performance period.

        The long-term plan award granted in 2002 covers the 2002-2004 performance period. The payout will be determined based on the company's performance on the following three measures: total stockholder return ranking versus the 12 peer group companies, earnings per share growth and sales growth. Each measure is weighted equally. As in 2001, for 2002, awards were granted in the form of performance shares rather than cash, further aligning the interests of executives with that of stockholders.

        The Compensation Committee annually reviews the composition of the long-term compensation package to ensure that it provides an appropriate incentive package. Based upon reviews conducted in 2002, the Compensation Committee continues to believe that this program design is consistent with competitive practice and provides a direct link with the creation of stockholder value.

CEO Compensation

        The compensation for Mr. Dolan results from his participation in the same compensation programs as the other executives of the company. The Compensation Committee applied the principles outlined above in establishing Mr. Dolan's compensation, in the same manner as they were applied to the other executives of the company.

        As mentioned previously, in light of the company's overall performance, Mr. Dolan did not receive an increase to base salary in 2002.

        Mr. Dolan did not receive an annual bonus payment for 2002. Mr. Dolan's bonus targets for 2002 were based on achievement of operating pre-tax earnings and sales goals. As with the other named executive officers, Mr. Dolan would have received a portion of his annual bonus based on partial attainment of the sales goals. However, in light of the overall financial performance of the company for 2002, the Compensation Committee approved Mr. Dolan's request that he not receive a 2002 bonus.

        The majority of Mr. Dolan's compensation continues to be incentive based with an emphasis on long-term incentives directly tied to enhanced stockholder value. In 2002, 11% of Mr. Dolan's compensation was in the form of base salary, 0% was in the form of annual incentive and 89% was in the form of equity based incentives (comprised of stock options and the long-term performance award) which are directly linked to the creation of long-term stockholder value.

        Effective March 5, 2002, Mr. Dolan received an option award of 500,000 shares. The option award has an exercise price of $48.08 and will only return value to Mr. Dolan when the company's stock price exceeds $48.08.

        Mr. Dolan participates in the company's long-term incentive plan. As with other executives, Mr. Dolan received stock options in 2000, with an exercise price of $61.09, in lieu of a long-term performance award for the 2000-2002 cycle. Therefore, Mr. Dolan was not eligible to receive a long-term award payout for the 2000-2002 performance period. For the 2002-2004 award cycle, the Compensation Committee set a target award of 21,800 shares for Mr. Dolan based on an analysis of competitive long-term incentive opportunities at the proxy peer group companies. The measures for this award are earnings per share growth, sales growth and relative stockholder return compared to the proxy peer group companies, each of which is weighted equally. Mr. Dolan will only receive the targeted number of shares if the company meets the earnings per share growth and sales growth targets approved by the Compensation Committee and has a relative stockholder return which places it at the median of its peer group for the three year period.

Mercer Study

        In October 2002, the Compensation Committee retained Mercer Human Resource Consulting ("Mercer") to conduct a study of the company's executive compensation practices and programs. The focus of the study was to review 1) the corporate governance practices of the Compensation Committee, 2) the competitive position of current pay levels for the company's senior executives and 3) the design and mix of the executive compensation programs. A primary purpose of the study was to assess the relationship of pay to performance and stockholder value creation to ensure that the company's pay programs were both designed and implemented in a manner that would align the interests of the company's executives with those of its stockholders. The study included an analysis of the company's performance on various financial performance measures as compared to its peer group. The company's pay practices were then compared to its financial performance and this pay to performance relationship was compared to that of the company's peers.

        Mercer's review was substantially completed in January 2003 at which time the results were reported to the Compensation Committee. Mercer concluded that the Compensation Committee's charter and operating practices are consistent with current standards of good corporate governance. Mercer also concluded that the company's pay levels and programs for the named executive officers bore a direct relationship to the company's financial performance and stockholder return. Based on Mercer's report, the Compensation Committee has determined to continue to work with Mercer to ensure that the company's current and future executive compensation programs align with the creation of stockholder value and the company's pay for performance philosophy.

Deductibility of Compensation over $1 Million

        Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company's five highest paid officers. Based on the regulations issued by the Internal Revenue Service to implement the Act, the company has taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and long-term award plans. The company will continue to take the necessary actions to maintain the deductibility of payments under both plans.

Compensation and Management Development Committee

    James D. Robinson III, Chair
    Lewis B. Campbell
    Vance D. Coffman
    Louis W. Sullivan, M.D.

Performance Graph

        The following graph compares the performance of the company for the periods indicated with the performance of the Standard & Poor's 500 Stock Index (S&P 500) and the average performance of a group consisting of the company's peer corporations on a line-of-business basis. As previously noted, the corporations making up the peer companies group are Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis, Pfizer, Inc., Pharmacia Corporation, Schering-Plough Corporation and Wyeth.

        Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. The company measures its performance for compensation purposes against the performance of this peer companies group. The company measured its performance against this same group in the 2002 Proxy Statement.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

        Assumes $100 invested on 12/31/97 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming dividends are reinvested.

Ending of Year	1997	1998	1999	2000	2001	2002
Bristol-Myers Squibb	100	142.95	138.93	162.82	120.13	57.39
S&P 500	100	128.58	155.63	141.46	124.65	97.10
Peer Group	100	138.31	116.44	155.72	134.79	112.31

Pension Benefits

        The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35	40
$ 500,000	$150,000	200,000	250,000	300,000	350,000	400,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000	2,000,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000	2,450,000	2,800,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000	3,200,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000	3,150,000	3,600,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000	3,500,000	4,000,000

        Pension benefits are determined by final average annual compensation where annual compensation is the sum of the amounts shown in the columns labeled Salary and Bonus in the Summary Compensation Table. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: P.R. Dolan—15 years; J.L. McGoldrick— 8 years; P.S. Ringrose—6 years; D. J. Hayden, Jr.—22 years; A. Bonfield—0 years.

Employment and Separation Agreement

        On June 5, 2002, the company entered into an employment and separation agreement with Dr. Peter S. Ringrose. Under the Agreement, Dr. Ringrose became scientific advisor to the company when his successor was appointed. Dr. Ringrose will provide the company advice and counsel on matters in his area of expertise until March 31, 2004 and will refrain from activities detrimental to the company. Until his separation from the company, Dr. Ringrose will continue to receive his annual base salary and other employee benefits, including participation in performance incentive programs. Upon Dr. Ringrose's separation from the company, any stock options outstanding for at least one year will be fully vested. In addition, he will receive a portion of the restricted stock granted to him on January 3, 2000. Dr. Ringrose will receive financial counseling for a period of one year after his separation and will continue to have use of his company vehicle until June 30, 2004.

Change in Control Arrangements

        The company has entered into change-in-control agreements with certain executives. The agreements are intended to provide for continuity of management in the event of a change in control of the company. By their terms, the agreements were in effect through December 31, 2002, and have been and will continue to be automatically extended, beginning on January 1, 2003, in one-year increments, unless either the company or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

        The agreements provide that executive officers could be entitled to certain severance benefits following a change in control of the company and termination of employment. Under each agreement, a change in control would include any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, acquires 20% or more of the combined voting power of the company's then outstanding securities; (ii) a majority of the company's directors are replaced during a two-year period; or (iii) the stockholders approve a merger or consolidation of the company or approve a plan of complete liquidation of the company.

        Upon the executive's termination following a change in control, unless such termination is: (1) by the company for cause (as defined in the agreement); (2) by reason of death; or (3) by the executive without good reason (as defined in the agreement), the covered executive would be entitled to a lump sum severance payment equal to three times the sum of the executive's base salary and target bonus under the Performance Incentive Plan. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

        Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. All unvested matching contributions in the company Savings Plan would also vest. The executive officer would receive a cash amount for the additional benefit to which the executive officer would have been entitled had he or she been fully vested and credited three additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. Additionally, if the executive officer is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. For a three-year period after the date of termination, the executive officer would receive life and health insurance benefits and perquisites substantially similar to those that the executive is receiving immediately prior to the notice of termination. Thereafter, the executive officer will be eligible to participate in the company's retiree medical and dental plans.

        In the event that any payments made to an executive officer in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments by the Internal Revenue Code, the company will gross up the executive officer's compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.

        In consideration for receiving one of these agreements, each executive officer signed an agreement not to work for any competitor of the company for a period of one year following termination.

Certain Relationships and Related Transactions

        There were no reportable related party transactions during the 2002 fiscal year.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors of Bristol-Myers Squibb has appointed PricewaterhouseCoopers LLP ("PwC") as independent auditors for the year 2003, subject to ratification by the stockholders.

        Aggregate fees for professional services rendered to the company by PwC for the years ended December 31, 2002 and 2001, were:

	2002	2001
	(in millions)
Audit	$10.8	$5.2
Audit Related	0.6	1.0
Tax	6.0	9.0
All Other	5.6	26.2

Total	$23.0	$41.4

        Audit fees for 2002 and 2001 were for professional services rendered for the audits of the consolidated financial statements of the company, including the restatement of previously issued financial statements, statutory and subsidiary audits, timely reviews of quarterly financial statements, divestiture audits, consents, income tax provision procedures, issuance of comfort letters, and assistance with review of documents filed with the SEC, including the amendment to previously issued filings. The fees for the audits of the restatement of previously issued financial statements is included in the 2002 amounts.

        Audit Related fees for 2002 and 2001 were primarily for assurance services including employee benefit plan audits, due diligence related to acquisitions, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax fees for 2002 and 2001 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, and requests for rulings or technical advice from tax authorities.

        All Other fees for 2002 and 2001 related primarily to a management consulting project that was completed in early 2002.

        The Board of Directors recommends a vote "FOR" the ratification of the appointment of PwC.

PROPOSAL 3—APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN

        The Executive Performance Incentive Plan (the "Plan") provides for annual incentive payments to certain key executives of the company based upon company performance. As the Report of the Compensation and Management Development Committee discusses, the company's compensation programs are based on a strong pay-for-performance philosophy. A central element of this philosophy has been to link a significant portion of annual cash compensation to the attainment of the company's annual financial objectives. The Plan is intended to continue this direct linkage between company performance and compensation. The Board of Directors recommends that the Plan be approved by the stockholders. A copy of the Plan is included in this Proxy Statement as Exhibit D and the following description is qualified in its entirety by reference to the Plan.

        In the past, the company has awarded annual incentives to key executives through the Performance Incentive Plan, originally implemented by the company in the 1950's. The Plan is a continuation of this former plan and benefits will be similarly determined.

        The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code (the "Code") which generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Incentives paid to these executives have been deductible under the prior Executive Performance Incentive Plan ("the Prior Plan") approved by the stockholders at the 1997 Annual Meeting of Stockholders. The company intends to continue to structure awards under the Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility with stockholder approval. To allow the company to so qualify for such deduction, the company is again seeking approval of the Plan and the material terms of performance goals applicable to the Plan.

        The Plan allows for aggregate payments which cannot be more than two percent of the operating pretax earnings of the company for the fiscal year relating to the award. If there are no such earnings, no payments can be made under the Plan. No individual may receive as a maximum amount an annual payment under the Plan which exceeds 0.15% of the operating pretax earnings of the company for the fiscal year relating to the awards. Payments under the Plan may be made in either cash, Common Stock of the company or a combination of cash and Common Stock. The form of payment will be determined by the Compensation and Management Development Committee. The maximum amount of stock which may be issued in any one year is limited to 0.2% of the outstanding shares of the company at the beginning of the fiscal year relating to the awards. All limits under the Plan are the same as the limits in the Prior Plan as approved by the stockholders at the 1997 Annual Meeting.

PLAN ADMINISTRATION

        The Plan will be administered by the Compensation and Management Development Committee which is composed entirely of non-employee directors who meet the criteria of "outside director" under Section 162(m) of the Code and "non-employee director" under Section 16 of the Securities Exchange Act of 1934. The Committee shall select the key executives of the company who shall receive awards under the Plan, the target and maximum pay-out level and the performance targets. The Committee will certify the level of attainment of performance targets. Currently, approximately 550 key executives are eligible to receive awards under the Plan.

PERFORMANCE CRITERIA

        Section 162(m) of the Code requires that performance awards be based upon objective performance measures. For executives whose compensation is, or may be, subject to Section 162(m) of the Code, the performance criteria may include one or more of the following:

a.	Earnings	e.	Financial return ratios
b.	Revenue	f.	Total shareholder return
c.	Operating or net cash flows	g.	Market share
d.	Research and development milestones	h.	Product commercialization milestones

        For any Participant not subject to Section 162(m) of the Code, other performance measures or objectives, whether quantitative or qualitative, may be established. Performance criteria may relate to the total company or any business unit. Performance targets may be set at a specific level or may be expressed as relative to the comparable measures at comparison companies or a defined index. The Committee may, in its discretion, reduce the award payable to any Participant below the amount determined by the objective performance measures established for that Participant. The Committee's discretion may not be exercised to increase the award payable to any Participant subject to Section 162(m) of the Code above the maximum amount determined by the applicable performance measure. In addition, the exercise of the Committee's discretion to reduce the award payable to any Participant may not increase the award payable to any other Participant subject to Section 162(m) of the Code.

AWARD DEFERRALS

        With the concurrence of the Compensation and Management Development Committee, participating executives may elect to defer receipt of any payments due until retirement or other termination from the company. Any amount deferred will be credited to deferred compensation accounts for these executives. The deferred funds will be valued in reference to one or more of the following: (1) a fund denominated in units based upon the value of company Common Stock and dividend payments; (2) units denominated as an equity fund reflecting the performance on a specific basket of equity investments; or (3) a fixed income fund based upon prevailing rates of return on cash-based investments experienced by the company or some other fixed return benchmark. Additional investment funds may be established by the Committee as necessary to effectively manage deferrals.

TERM AND AMENDMENT OF THE PLAN

        The Plan, if approved by stockholders, will be effective for all fiscal years beginning with 2003 by action of the Board of Directors. The Plan may be amended or discontinued by the Board of Directors at any time. However, no amendment may increase the total payments which may be made under the Plan in any fiscal year or the maximum payment which may be made to any individual in any fiscal year above the award limits outlined above and specified in the Plan. Additionally, no amendment may provide for the issuance of Common Stock in excess of the limits specified above. The Committee may exercise its discretion to make no award payments to Participants subject to Section 162(m) of the Code in respect of the 2007 fiscal year or any later fiscal year (other than awards properly deferred from earlier fiscal years) if the Plan has not been reapproved by the company's stockholders at the first meeting of stockholders during 2007, if necessary for compliance with Section 162(m) of the Code.

        The following table summarizes information concerning the company's stock compensation plans and currently outstanding and exercisable options:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	118,633,508	$41.78	20,107,830
Equity compensation plans not approved by security holders	30,562,479	$41.95	5,504,247

	149,195,987	$41.82	25,612,077

FUTURE PLAN AWARDS

        Since future awards under the proposed Plan will be based upon the future performance of the company, actual payments cannot be determined at this time. Additionally, since the proposed Plan is a continuation of the Prior Plan, the 2002 award payments would not have been any different than as is shown in the Summary Compensation Table had the proposed Plan been in effect in 2002.

        The following table summarizes the amounts received under the Plan by each named executive officer, all executive officers as a group and all other employees as a group during the 2002 fiscal year:

Executive Performance Incentive Plan

Name and Title	Dollar Value Paid for 2002
P.R. Dolan, Chairman and CEO	$0
J.L. McGoldrick, EVP and General Counsel	$0
A.R.J. Bonfield, SVP and Chief Financial Officer	$507,500
P.S. Ringrose, Ph.D., President, Pharmaceutical Research Institute and CSO	$0
D.J. Hayden, Jr., EVP and President, Americas	$0
Executive Officer Group (including those listed above)	$1,749,577
Non-Executive Director Group	$0
Non-Executive Officer Group	$31,026,943

        The Board of Directors believes that the continuation of annual incentive awards based upon company performance are in the best interests of the company and its stockholders.

        Accordingly, the Board of Directors recommends a vote "FOR" the approval of the company's Executive Performance Incentive Plan.

PROPOSAL 4—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

        The company's Certificate of Incorporation provides in Article Eighth (a) that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. This system for electing directors was adopted by stockholders in 1984 by the affirmative vote of more than 75% of the then outstanding shares of the company. To return to an annual election of directors, it is necessary to amend the company's Certificate of Incorporation, which requires the affirmative vote of at least 75% of the current outstanding shares.

        The Board of Directors has unanimously adopted resolutions, subject to stockholder approval, amending Article Eighth of the company's Certificate of Incorporation to declassify the Board of Directors. The Proposal would allow for the annual election of all directors by the company's 2006 Annual Meeting of Stockholders as described below. The Board of Directors has set the current number of directors at ten. The Proposal would not change the present number of directors.

        Classified boards have been widely adopted by and have a long history in corporate law, government institutions and non-profit organizations. Proponents of classified boards assert they promote the independence of directors in that directors elected for multi-year terms would be less subject to outside influence. Proponents of a staggered system election of directors also believe it provides continuity and stability in the management in the business and affairs of a company since a majority of directors will always have prior experience as directors of the company. This continuity and long-term focus may be viewed as particularly important to research-based organizations, such as the company, where product development is complex and long-term. Proponents further assert classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms length discussions with the board of a target company because the entity would be unable to replace the entire board in a single election.

        On the other hand, some investors have come to view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert a staggered structure for the election of directors may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees and therefore may erode shareholder value.

        A stockholder proposal to declassify the Board of Directors has been received by the company each year since 1985 and has received a majority of votes cast each year since 1997. Each year, the Committee on Directors and Corporate Governance and the full Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure and concluded that it would be in the best interests of the company and its stockholders to maintain the classified board. This year, the Board has again given due consideration to the various arguments for and against a classified board, including consultation with internal and outside advisors. After this review, the Board of Directors, upon the recommendation of the Committee on Directors and Corporate Governance, has decided to propose declassifying the Board. Although the Board still believes there are powerful reasons to retain a classified board, it is also committed to principles of corporate democracy and is mindful that a majority of stockholders voting has voted for declassification in increasing numbers since 1997. This determination by the Board is in furtherance of its goal of ensuring that the company's corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to register their views on the performance of the Board of Directors.

        The Board of Directors has unanimously approved the proposed amendment declassifying the organization of the Board of Directors, and, if approved by the requisite vote of stockholders as set forth above, the Certificate of Incorporation, pursuant to Delaware law, will be amended to declassify the Board of Directors. The Board of Directors will amend the Bylaws of the company to the extent necessary to make them consistent with the amended Certificate of Incorporation.

        Under the proposed amendment, the annual election of directors would be effective as of the company's 2004 Annual Meeting of Stockholders and would be phased in over a three-year period. Directors who had been previously elected for three-year terms ending in 2005 and 2006 would continue to serve out these terms so that no director previously elected to a multiyear term would have his or her term shortened. Consequently, under the proposed amendment, one class of the directors would be elected to one-year terms in 2004, two classes of directors would be elected to one-year terms in 2005 and in 2006 all directors would be elected to one-year terms.

        The Proposed Amendment to the company's Certificate of Incorporation is set forth in Exhibit E with deletions indicated by strike-outs and additions indicated by underlining.

        Accordingly, the Board of Directors unanimously recommends that the stockholders vote "FOR" this proposal.

PROPOSAL 5—STOCKHOLDER PROPOSAL RELATING TO SHAREHOLDER RIGHTS PLAN

        Mr. John Chevedden as legal proxy for Chris Rossi, P.O. Box 249, Boonville, CA 95415, custodian for Victor Rossi who holds 4000 shares of Common Stock, has informed the company that he intends to present to the meeting the following resolution:

  This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

  This topic won an average 60%-yes vote at 50 companies in 2002.

  Harvard Report

  A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

  Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

  Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

  Council of Institutional Investors Recommendation

  The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

  Shareholder Vote on Poison Pills—Yes

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors believes that this proposal is unwise because the proposal would limit the flexibility of the Board to act in the best interests of the stockholders. It is important to note that Bristol-Myers Squibb has not adopted a shareholder rights plan (also called a poison pill) and has no present intention to adopt one. Circumstances, however, could arise in the future, where the adoption of such a plan would be an important tool for protecting the interests of the company's stockholders in accordance with the Board's fiduciary duties. The delay caused by requiring stockholder approval for the adoption of a rights plan would impede the ability of the Board of Directors to use such a plan for the benefit of stockholders when circumstances warrant.

        The Board agrees that good corporate governance is important to the success of a company. The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on the company's web site. These guidelines outline the Board responsibilities and ensure Board independence. The Board, however, does not believe that requiring stockholder approval of a shareholder rights plan would enhance the company's corporate governance.

        The purpose of a shareholder rights plan is to help the Board of Directors maximize shareholder value in the event of a takeover attempt by encouraging negotiations with the Board and by giving the Board the opportunity to explore other alternatives. A 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans. The same Georgeson & Company study found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target.

        Additionally, Delaware law imposes a fiduciary duty on the Board of Directors to act in the best interests of the company's stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a valuable and legitimate tool available to directors in fulfilling their fiduciary duties to stockholders. In upholding the legal validity of shareholder rights plans, the Delaware Supreme Court has made it clear that a board is required to act in accordance with its fiduciary duties in adopting and maintaining a rights plan. Shareholder rights plans are designed to strengthen the ability of a board of directors, in accordance with its fiduciary duties, to maximize shareholder value and to protect stockholders from unfair and abusive takeover tactics. That is why more than 2,000 companies, including more than half of the companies in the S&P 500 Index, have adopted some type of rights plans.

        In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should be adopted by the company. If circumstances warranting the adoption of a rights plan should arise, the determination to adopt such a plan would be made only after careful deliberation and in compliance with the Board's fiduciary duties. It is important to note in this regard that nine out of ten of the company's directors are independent (non-employee) directors. The company has not adopted a poison pill and the recommendation against the proposal is based on the Board's belief that it would not be wise to limit the Board's flexibility to act in the best interests of the stockholders.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 6—STOCKHOLDER PROPOSAL RELATING TO
SEPARATION OF CHAIRMAN AND CEO POSITIONS

        Mr. Dundas I. Flaherty, 3749 Malibu Vista Drive, Malibu, California 90265, on behalf of the Flaherty-Kulli Trust, which holds 83,880 shares of Common Stock (plus an additional 69,040 shares held in street name), has informed the company that he intends to present to the meeting the following resolution:

  RESOLVED: The Shareholders of Bristol-Myers Squibb ("BMS") urge the Board of Directors to amend the bylaws to require that an independent director who has not served as chief executive officer of the Company shall serve as chairman of the Board of Directors.

Supporting Statement

  A key duty of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. We believe that separating the positions of chairman and CEO will enhance independent Board leadership at BMS and help the Board to deal more effectively with what we view as the causes of BMS's recent underperformance.

        Since May 1, 2001 BMS has:

  •
  Publicized as "potential blockbusters" planned new products that did not get to market, notably Vanlev and Erbitux, despite having the same evidence used by the FDA to turn them down.

  •
  Lost about $1.2 billion of its $1.3 billion investment in ImClone and its planned Erbitux drug, which the FDA refused to approve only three months after BMS signed the deal.

  •
  Quit a partnership with Novartis to co-market Zelnorm (now successfully marketed in the U.S. by Novartis alone), an action that might discourage others from partnering with BMS in the future.

  •
  Carried out a promotional scheme to sell distributors more products than current demand would warrant. This so-called "channel-stuffing" was apparently intended to achieve targeted results for 2001, but has hurt future sales and derailed 2002's performance.

  •
  Changed its disclosure regarding the channel-stuffing four times, according to press reports; BMS initially estimated the excess reported as sales at the time at $1 billion vs. its $2 billion current estimate.

  •
  Attracted legal challenges, including actions by state authorities alleging abuses designed to preserve patent protection, investigations by the Justice Department and the SEC into the channel-stuffing, and private lawsuits.

  •
  Spent $16.5 billion on research and development since 1990 without that R&D creating any outstanding commercial product (such as a Prozac, Lipitor or Zocor).

  •
  Suffered loss of reputation. BMS was Fortune's most admired pharmaceutical company at the beginning of 2001, but in June 2002 it appeared in a critical comic strip along with Enron, Andersen, and Tyco.

  •
  Delivered such poor financial performance that its bond ratings were downgraded, its stock price declined about 50% by November 2002 (worse than all of BMS's peer companies), and, according to press reports, it lost credibility in the investment community. Coverage from earnings of BMS's dividend worsened after decades during which its dividend was regularly increased and never cut.

  We believe that BMS needs management that is capable of bringing new products from its laboratories to market without promotional missteps, uneconomic deals, disclosure problems, or unnecessary litigation. We believe that the proposed change is an important governance reform to improve the Board's oversight of BMS management in the shareholders' interest.

          We urge you to vote FOR this proposal.

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors, which includes nine independent, non-management directors among its ten members, believes that the positions of Chairman and Chief Executive Officer should be held by the same person, except in unusual circumstances such as transition in leadership. The Board believes this combination has served the company well over many years by providing unified leadership and direction. The Board may separate these positions in the future should circumstances change. The Board believes it is important that the Board have the discretion to act in the best interests of shareholders at any point in time.

        The proponent's proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient. In its "Policy Statement on Corporate Governance", TIAA-CREF, a major institutional investor widely recognized for its leadership in corporate governance, specifically recognized this responsibility of the Board. TIAA-CREF also advises that it does not generally support shareholder resolutions to separate the positions of Chief Executive Officer (CEO) and Chairman of the Board.

        The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on the company's web site. These guidelines were designed in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members. The evaluation is used by the Compensation and Management Development Committee as a basis to recommend the compensation of the CEO, which is approved by all independent Board members. In addition, the Compensation and Management Development Committee, the Audit Committee and the Committee on Directors and Corporate Governance are composed entirely of independent directors.

        The Board believes its independence is not compromised by having a single person serve as Chairman of the Board and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of the company. As indicated in the corporate governance guidelines, the independent Board members meet on a quarterly basis in executive session that are led by the Chair of the Committee on Directors and Corporate Governance. The insight and advice that each independent director provides to the company would not change if he or she served as non-executive Chairman of the Board.

        The Board believes that the company's corporate governance structure, with its emphasis on independence, makes it unnecessary to have an absolute requirement that the Chairman of the Board be an independent director. The Board further believes that adopting such a rule would only serve to place limits on the Board's ability to select the director it believes best suited to serve as Chairman of the Board.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 7—STOCKHOLDER PROPOSAL RELATING TO
DISCRETIONARY EXECUTIVE COMPENSATION

        Mr. Steven S. Schneider, 129 Clover Leaf Lane, North Wales, Pennsylvania 19454, who holds of record 1,036 shares of Common Stock, has informed the company that he intends to present to the meeting the following resolution:

  Shareholders request that our Bristol-Myers Squibb (BMY) Board of Directors vote to implement a provision to the executive incentive compensation plan prohibiting discretionary (non-base-salary cash) payments to executive officers of the company for any year in which the total return of BMY common stock does not reach some predetermined threshold (to be defined by the compensation committee) relative to its self-selected peer group.

  This approach institutionalizes the superiority of economic value over accounting results and restricts performance measurement to factors controlled by management. It isolates overall stock market and sector performance over which BMY management has no control. Such a provision also reduces the incentive for management to manipulate short-term accounting results using practices such as "inventory stuffing."

  This proposal is motivated by the long-term relationship between BMY executive compensation and shareholder returns (Compensation data source: 1994-2002 BMY proxy statements):

    •
    In 2000 BMY total return to shareholders was 15.9% below its peer group. The CEO received a $1.3 million annual bonus and an $800,000 long-term incentive payout in addition to his base salary of $1.4 million

    •
    In 2001 BMY underperformed its peer group by 12.5%. For that year two CEO's received $3.9 million in annual bonus payments and $934,000 in long-term incentive payments

    •
    From 1992-2001, BMY paid total CEO compensation (including stock option exercises) of $13.6 million for each percent of average annual total shareholder return. This is more than double the amount paid by Pfizer ($6.5M), Schering-Plough ($5.8M), and Eli Lilly ($5.1M). Even excluding option gains, BMY's return adjusted CEO compensation was more than 50% higher than the average for the 8 largest U.S.-based pharmaceutical companies (total return source data for these calculations is Value Line Investment Survey®).

  Compensation Committee Claims Performance Ties

  The compensation committee states in the 2002 proxy statement that "Mr. Heimbold's annual bonus... was based upon the degree to which the company achieved its pretax earnings, sales and cash flow budgets."

  Incentive compensation is not working when executive bonuses exceeding 100% of base salary are paid based on the achievement of all operational goals for a year in which $40 billion of shareholder value was erased.

  Good Intentions Not Enough

  Current oversight based on subjective performance measurement clearly is not working. BMY has paid enormous compensation to executives who have destroyed shareholder value. This process needs to be replaced with a set of objective measurements, known to shareholders in advance whereby it is not possible for executives to receive more than base salary compensation for any year in which shareholder returns are unacceptable.

  Time to Act is Now

  In the wake of widespread executive scandal, it is clear that boards of directors need to act more decisively and proactively on behalf of shareholders to deter self-dealing by management. Shareholders request that the BMY Board of Directors act now.

  In the interest of shareholder value vote yes:

  SHAREHOLDER VOTE ON DISCRETIONARY EXECUTIVE COMPENSATION
  YES ON THIS PROPOSAL

Board of Directors' Position

        The Board of Directors recommends a vote "AGAINST" the proposal for the following reasons:

        The Board of Directors believes that this proposal would impair the company's ability to attract, retain and motivate the most talented executives and to drive company performance through the executive compensation programs by limiting the Board's ability to set the most appropriate measures for the annual bonus plan. As a result, the Board believes this proposal is not in the best interests of the stockholders.

        The Board agrees that long-term stockholder return is a very important measure for the company's executive compensation programs. Thus, the majority of compensation for the company's executive officers is in the form of options and other equity incentives tied directly to stockholder return. The Board believes that placing the majority of senior executives' compensation in equity incentives aligns senior executives with the company's stockholders.

        The Board does not believe, however, that an annual incentive plan should be tied to stockholder return over a one-year period. Stockholder return should be viewed as a long-term goal. The vacillation of the company's stock price over a one-year period can occur for many reasons beyond the control of the company's executives.

        The Board also believes in aligning executives with the company's stockholders through the maintenance of stringent share retention guidelines to ensure that when executives exercise stock options they must retain a substantial ownership in company stock. These guidelines are more stringent than most of the company's peers. For example, the Chief Executive Officer must retain eight times his base salary in stock before selling any of the net shares obtained upon exercise. Other named executive officers must retain five times their base salary in stock before selling any net shares upon exercise.

        In 2002, the Compensation and Management Development Committee, an independent committee of the Board comprised solely of outside directors, hired a human resource consulting firm, Mercer Human Resource Consulting, to review the company's executive compensation programs. A primary purpose of the study was to assess the relationship of pay to performance and stockholder value creation to ensure that the company's pay programs were both designed and implemented in a manner that would align the interests of the company's executives with those of its stockholders. Mercer concluded that the company's pay levels and programs for the named executive officers bore a direct relationship to the company's financial performance and stockholder return.

        The Board has tools in place to ensure that senior executive officers receive a smaller bonus or no bonus at all in a year in which the company does not meet its pre-established financial targets approved by the Board at the beginning of the year. In 2002, at the CEO's recommendation, neither the CEO, nor any other named executive officer who was with the company at the beginning of 2002 received an annual bonus.

        The Board believes that the company's executive compensation program with its emphasis on long-term stockholder return makes it unnecessary and unwise to rigidly tie the annual bonus program to stockholder return. The Board further believes that requiring such a link will inhibit the company's ability to attract and retain the best and brightest executives.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

PROPOSAL 8—STOCKHOLDER PROPOSAL RELATING TO
EXECUTIVE COMPENSATION REVIEW

        Ms. Ann M. Sink, 2724 Old Sugar Road, Durham, North Carolina 27707, owner of 125 shares of Common Stock, and three proponents, whose names, addresses and stockholdings will be furnished by the company promptly upon receiving an oral or written request from a stockholder addressed to the Secretary of the company, have informed the company that they intend to present to the meeting the following resolution:

  WHEREAS,

  "Beginning with the strongest companies, CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels."

    —William McDonough, President of the New York Federal Reserve Bank speaking at a 9/11 memorial event. Mr. McDonough went on to say that excessive CEO pay was "terribly bad social policy and perhaps even bad morals."

  During the four years ending 2001, Bristol-Myers Squibb paid its Chief Executive Officers more than $103 million, ranking thirty-eighth among US corporations. (Source: Business Week's Executive Compensation Survey)

  In 2001, Bristol-Myers Squibb's shareholders lost money, and the company announced that 2,295 hard-working employees would be laid-off (source: Forbes.com), yet each of the four executive officers who remained in the same job they held in 2000, received salary increases in 2001 and cash bonuses that averaged more than $500,000 in 2001. In 2001 Bristol-Myers Squibb's stock lost more than 26% of its value, underperforming the company's self-defined peer group, which lost just 14%.

  RESOLVED: shareholders request that the Board conduct a comprehensive executive compensation review and publish a report of this review, omitting proprietary information and prepared at reasonable cost. This report shall be available to all shareholders upon request by August 15, 2003. At a minimum, this review should consider the following:

  Would shareholder value be enhanced if Bristol-Myers Squibb altered its executive compensation policies to:

  1.
  Freeze executive pay during periods of large layoffs?

  2.
  Establish a maximum ratio between the highest-paid executive officer and the lowest-paid employee?

  3.
  Seek shareholder approval for any executive severance payments or executive retirement plans exceeding two times annual salary?

  Supporting Statement

  New York Federal Reserve President William McDonough had it right: executive pay packages are excessive and responsible companies should take actions to reform executive pay policies. Bristol-Myers Squibb has not become a successful company by clinging to convention and refusing to change.

  Does it take the promise of a financial payoff of tens of millions of dollars to get a CEO out of bed in the morning and off to work? Of course not. The passion of most successful CEOs is to create a company they and others can be proud of. We believe that a company with a commitment to fairness and equity, and in which all employees are regarded as co-creators of corporate success and where each shares in the sacrifice required during difficult times, would be a company worthy of pride.

  Please vote FOR this resolution!

Board of Directors' Position

        The Board of Directors recommends a vote against the proposal for the following reasons:

        The Board of Directors believes that this proposal is unnecessary because the company has already substantially implemented the proposal.

        In October 2002, the Compensation and Management Development Committee of the Board of Directors retained Mercer Human Resource Consulting to conduct a comprehensive study of the company's executive compensation practices. The purpose of the study was to assess the competitive position of current pay levels for the company's senior executives and the relationship of pay to performance and shareholder value creation. Accordingly, the part of the proposal requesting that the Board of Directors "conduct a comprehensive executive compensation review" has been fulfilled because the Board has already retained independent advisors who have conducted a review of the company's executive compensation practices.

        Furthermore, the Mercer study addresses the request that the review consider whether shareholder value would be enhanced if the company "altered its executive compensation policies." The relationship of pay to performance was a fundamental aspect of the Mercer study. Because strong financial performance is reflected in enhanced shareholder value, the Mercer study sought to determine whether changing the company's compensation policies would enhance shareholder value.

        The proposal also requests that the Board of Directors publish a report of the review by August 15, 2003. This aspect of the proposal has also been fulfilled since the Compensation and Management Development Committee has reported on the results of the Mercer study in the committee's Report on Executive Compensation on page 21 of this Proxy Statement.

        Because the Board has already conducted a "comprehensive" review of the company's executive compensation practices (complete with the expertise of outside compensation advisors) and reported on the results of this review to all stockholders, the Board believes that it has already implemented the requests stated in the proposal. The proposal, however, seeks to require another executive compensation review and the Board believes that this would be an unwise use of the company's resources.

        Accordingly, the Board unanimously recommends that the stockholders vote "AGAINST" this proposal.

ADVANCE NOTICE PROCEDURES

        Under the company's Bylaws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the company containing certain information set forth in the Bylaws, not fewer than 120 days before the date of the company's proxy statement is released to stockholders in connection with the prior year's annual meeting. For the company's meeting in 2004, the company must receive this notice no later than December 16, 2003. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in the company's proxy statement.

        A copy of the Bylaw provisions discussed above may be obtained by writing the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2004 PROXY PROPOSALS

        Stockholder proposals relating to the company's 2004 Annual Meeting of Stockholders must be received by the company at its principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than December 16, 2003.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

  1.
  Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue".

  2.
  From right lane, take Exit 7 onto Adams Street.

  3.
  At the third traffic light on Adams Street, turn right onto 11th Street.

  4.
  At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

  5.
  Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

  1.
  Take the New Jersey Turnpike South to Delaware Memorial Bridge.

  2.
  After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

  3.
  From I-95 North, follow steps 1-5 outlined in directions "From Baltimore or Downstate Delaware".

From Philadelphia:

(I-95 South):

  1.
  Take I-95 South through Chester to Wilmington.

  2.
  Follow I-95 South to Exit 7A marked "52 South, Delaware Avenue".

  3.
  Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

By Train:

        Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

EXHIBIT A

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee ("Committee") is appointed by and generally acts on behalf of the Board of Directors (the "Board"). The Committee's purposes shall be: (a) to assist the Board in its oversight of (i) the quality and integrity of the Company's financial statements, financial reporting and disclosure controls and procedures, including internal controls; (ii) the performance of the Company's internal audit function; and (iii) the Company's compliance with legal and regulatory requirements; (b) to interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors' qualifications and independence; and (c) to prepare annually the report required by the rules of the Securities and Exchange Commission ("SEC") for inclusion in the proxy statement for the Company's annual meeting of stockholders.

        The Committee's responsibilities are principally of an oversight nature. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are accurate, complete and stated in accordance with generally accepted accounting principles ("GAAP") and other applicable rules and regulations.

        Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, including ensuring that the financial statements are accurate, complete and stated in accordance with GAAP and, together with the other financial information included in the Company's public disclosures, fairly present the financial condition, results of operations and cash flows of the Company. Management is also responsible for the Company's financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditors are responsible for planning and conducting an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with GAAP and reviewing the Company's quarterly financial statements.

Composition

        The Committee shall consist of three or more independent directors of the Company designated by the Committee on Directors and Corporate Governance and approved by a majority of the whole Board of Directors by resolution or resolutions. Any director who is a present or former employee of the Company may not serve on the Audit Committee. The members of the Committee shall meet the independence requirements of the New York Stock Exchange and SEC rules.

        In addition, the members of the Committee shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable amount of time after appointment to the Committee. Members of the Committee are not required to be engaged in the accounting or auditing profession and, consequently, some members may not be expert in financial matters or in matters involving accounting or auditing. However, to the extent possible, at least one member of the Committee shall, in the judgment of the Board, be an "audit committee financial expert" in accordance with the rules and regulations of the SEC and at least one member, who may also serve as an "audit committee financial expert," shall in the judgment of the Board have accounting and financial management expertise in accordance with New York Stock Exchange rules.

        The members of the Committee shall serve one-year terms. The Directors and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board and until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

        The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also utilize the services of the Company's regular legal counsel and other advisors to the Company.

        Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies (including the Company) without specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

Meetings

        The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee will meet separately, periodically, with the Company's General Auditor, with management, and with the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee may also request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to the Committee.

Member Compensation

        No Committee member shall accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Company, except for the member's fees for services as a director and member of the Committee and any other committees of the Board.

Responsibilities and Duties

        The Committee shall:

1.
have the sole authority and responsibility for the appointment and termination of the Company's independent auditors. The Committee also shall be responsible for setting the compensation and retention terms for, and overseeing and evaluating the performance of, the independent auditors with respect to audit, review or attestation services. The independent auditors shall report directly to the Committee.

2.
have sole authority and responsibility to approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of non-audit services (other than review and attestation services) will not be required if such services fall within exceptions established by the SEC.

3.
ensure that the Committee receives from the independent auditors the written disclosures and letter required by Independence Standards Board Standard 1 delineating all relationships between the independent auditors and the Company; the Committee shall discuss with the independent auditors their independence, including any disclosed relationships or services that may impact the auditors' objectivity and independence. If deemed appropriate by the Committee, the Committee may recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of their independence. The Committee shall also confirm with the independent auditors that the independent auditors are in compliance with the partner rotation requirements established by the SEC.

4.
ensure that the Committee annually receives and reviews a report from the independent auditors describing the auditing firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, relating to independent audits carried out by the firm, and any steps taken to deal with any such issues.

5.
review with the independent auditors and with management the proposed scope of the annual audit, past audit experience, the Company's internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit. The discussion will include a review of any audit problems or difficulties, including any restrictions on the scope of the independent auditors' activities or on access to requested information, any significant disagreements with management and management's responses to such matters. The Committee shall be responsible for resolution of any disagreements between the independent auditors and management regarding financial reporting.

6.
review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company's annual report on Form 10-K including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." This discussion should include (i) matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as then in effect; and (ii) major issues regarding accounting principles and financial statement presentations, including critical accounting estimates and judgments, significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and special audit steps adopted in light of any material control deficiencies.

7.
recommend to the Board based on the review described in paragraphs 3 and 6 whether the audited financial statements should be included in the Company's annual report on Form 10-K.

8.
review and discuss with management and the independent auditors quarterly financial statements to be included in the Company's 10-Qs and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

9.
review and discuss with the independent auditors reports that the independent auditors are required to provide to the Committee relating to significant financial reporting issues and judgments made in connection with preparation of the Company's financial statements, including, among other things, (i) the Company's selection, application and disclosure of accounting policies and practices that the independent auditors identify as critical; (ii) all alternative treatments of GAAP that have been discussed between management and the independent auditors, including the ramifications of such treatments and the treatment preferred by the independent auditors, and (iii) any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

10.
after reviewing the reports from the independent auditors and the independent auditors' work throughout the audit period, conduct an annual evaluation of the independent auditors' qualifications, performance and independence. This evaluation shall include review and evaluation of the lead audit partner. In making its evaluation, the Committee shall take into account the opinions of management and the Company's General Auditor. The Committee shall present its conclusions with respect to the independent auditors to the full Board.

11.
discuss with management and with the independent auditors the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. The Committee's discussion in this regard may be general in nature (such as the type of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

12.
discuss periodically with management the Company's policies and guidelines regarding risk assessment and risk management, as well as the Company's major financial risk exposures and steps management has taken to monitor and control such exposures.

13.
review the appointment and replacement of, and meet periodically with, the General Auditor to review the Internal Audit Department's Reports of Operations and discuss any matters that the General Auditor believes warrant Committee attention.

14.
establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

15.
discuss periodically with management and the independent auditors the adequacy of the Company's disclosure controls and procedures, including applicable internal controls and procedures for financial reporting and changes in internal controls designed to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss with management and the independent auditors (i) the annual report of management affirming management's responsibility for establishing and maintaining internal controls over financial reporting and assessing the effectiveness of the internal control structure over financial reporting and (ii) the independent auditors' report on, and attestation of, management's report when those reports are required by SEC rules.

16.
confirm with management on at least a biennial basis that the Company's Standards of Business Conduct and Ethics have been communicated by the Company to all key employees of the Company and its subsidiaries throughout the world with a direction that all such key employees certify that they have read, understand and are not aware of any violations of the Standards of Business Conduct and Ethics. The Committee shall have the sole responsibility to grant waivers of the Standards of Business Conduct and Ethics to the Company's directors, executive officers and senior financial officers.

17.
meet periodically with the Company's Chief Compliance Officer and the General Counsel to discuss and review the Company's policies and procedures regarding compliance with laws and regulations and advise the Board on these discussions.

18.
establish policies for the hiring by the Company of employees or former employees of the independent auditors.

19.
establish procedures for approval of all related party transactions between the Company and any executive officer or director.

20.
through the Committee's Chair, regularly report to the full Board on the Committee's activities and actions.

21.
provide the Company and the Board with the report of the Committee with respect to the audited financial statements for inclusion in the Company's annual proxy statement as required by SEC rules.

22.
annually evaluate the Committee's own performance and deliver a report to the Board setting forth the results of the evaluation.

23.
review and reassess the adequacy of the Committee charter on an annual basis and submit any recommended changes to the Board for consideration.

24.
perform any other activities consistent with this Charter, the Company's bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

EXHIBIT B

COMMITTEE ON DIRECTORS AND
CORPORATE GOVERNANCE
CHARTER

Purpose

        The Committee on Directors and Corporate Governance ("Committee") is appointed by and acts on behalf of the Board of Directors ("Board"). It is responsible for (i) identifying individuals qualified to become Board members, (ii) recommending that the Board select the director nominees for the next annual meeting of stockholders, and (iii) overseeing the Board's annual evaluation of its performance. It is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the company and for periodically reviewing such quidelines.

        The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee shall have authority to obtain advice and assistance from other experts or consultants to advise the Committee.

Composition

        The Committee shall consist of three or more independent directors of the company designated by the Board and approved by a majority of the whole Board by resolution or resolutions. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

        The members of the Committee shall serve one-year terms. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Meetings

        The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Committee may delegate to one or more of its members one or more of the responsibilities and duties set forth below.

Responsibilities and Duties

        The Committee shall:

1.
consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, taking into account that the Board as a whole shall have competency in the following areas: (i) industry knowledge, (ii) accounting and finance, (iii) business judgment, (iv) management, (v) leadership, (vi) international markets, (vii) business strategy, (viii) crisis management, and (ix) corporate governance.

2.
determine the criteria for Board membership, including desired skills and attributes, conduct searches for prospective directors based on the criteria, and evaluate and recommend candidates for election to the Board by the stockholders or to fill vacancies.

3.
evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees and the selection of Board Committee chairs.

B-1

4.
evaluate and recommend to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate to subcommittees.

5.
recommend the desired ratio of employee directors to non-employee directors, but in no event shall the Board be composed of less than a majority of independent directors.

6.
review the format of Board meetings and make recommendations for the improvement of such meetings.

7.
review and recommend to the Board on an annual basis the compensation for non-employee directors.

8.
consider questions of possible conflicts of interest of Board members and the Executive Committee members.

9.
periodically review and assess the adequacy of the Company's corporate governance principles and recommend any changes to the Board for its approval and adoption.

10.
consider matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and the company's employees and stockholders.

11.
annually evaluate its own performance as well as oversee the annual self-evaluation of the Board and Board Committees.

12.
report its activities and actions to the Board of Directors on a regular basis.

13.
review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

14.
perform any other activities consistent with this Charter, the Company's Certificate of Incorporation, By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

B-2

EXHIBIT C

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE CHARTER

Purpose

        The Compensation and Management Development Committee ("Committee") is appointed by and acts on behalf of the Board of Directors ("Board"). It is responsible for reviewing, approving and reporting to the Board on major compensation plans, policies and programs of the company. The Committee approves the compensation of executive officers and certain senior management and has oversight responsibility over the company's management development programs, performance assessment of senior executives and succession planning. The Committee shall issue an annual report on executive compensation for inclusion the company's proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

Composition

        The Committee shall consist of three or more independent directors of the company designated by the Board and approved by a majority of the whole Board by resolution or resolutions. The members of the Committee shall meet the independence requirements of the New York Stock Exchange. In addition, for purposes of meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor Code section, the Committee, or a sub-committee approving the performance goals to which certain of the executive compensation is tied, shall consist of at least two "outside" directors, as defined in Treasury Regulation 1.162-27(e)(3) of the Code.

        The members of the Committee shall serve one-year terms. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Responsibilities and Duties

        The Committee shall:

1.
annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and recommend to the Board the CEO's compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee will consider the company's performance and relative stockholder return, the value of similar incentive awards to CEOs at peer group companies, and the awards given to the CEO in past years, and other such matters deemed relevant.

2.
annually review and make recommendations to the Board with respect to the compensation of executive officers and certain other senior management.

3.
review matters relating to management succession, including, but not limited to, compensation.

4.
if appropriate, hire experts in the field of executive compensation to assist the Committee with its evaluation of CEO or senior executive compensation. The Committee shall have the sole authority to retain and to terminate such experts, and to approve the experts' fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting, human resource, or other advisors.

C-1

5.
make recommendations to the Board with respect to incentive-compensation plans and equity-based plans and interpret and administer such plans, including but not limited to determining eligibility, the number and type of options available for grant, and the terms of such grants.

6.
form and delegate authority to subcommittees when appropriate.

7.
make regular reports to the Board.

8.
produce the required annual report on executive compensation for inclusion in the company's proxy statement.

9.
annually evaluate its own performance.

10.
fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or Chairman of the Board.

11.
review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12.
oversee the Company's compensation philosophy and strategy.

C-2

EXHIBIT D

BRISTOL-MYERS SQUIBB COMPANY

EXECUTIVE PERFORMANCE INCENTIVE PLAN

        1.    Purpose:    The purpose of the Executive Performance Incentive Plan (the "Plan") is to promote the interests of the Bristol-Myers Squibb Company (the "Company") and its stockholders by providing additional compensation as incentive to certain key executives of the Company and its Subsidiaries and Affiliates who contribute materially to the success of the Company and such Subsidiaries and Affiliates.

        2.    Definitions:    The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

          (a)  "Affiliate" shall mean any entity in which the Company has an ownership interest of at least 20%.

          (b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)  "Company" shall mean the Bristol-Myers Squibb Company, its subsidiaries and affiliates.

          (d)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (e)  "Retirement" shall mean termination of the employment of an employee with the Company or a Subsidiary or Affiliate on or after

              (i)  the employee's 65th birthday

    or

            (ii)  the employee's 55th birthday having completed 10 years of service with the Company.

          (f)    "Subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" in Section 424 of the Code.

        3.    Administration:    The Plan shall be administered under the supervision of the Board of Directors of the Company (the "Board") which shall exercise its powers, to the extent herein provided, through the agency of a Compensation and Management Development Committee (the "Committee") which shall be appointed by the Board. The Committee shall consist of not less than three (3) members of the Board who meet the definition of "outside director" under the provisions of Section 162(m) of the Code and the definition of "non-employee director" under the provisions of the Exchange Act or the regulations or rules promulgated thereunder.

        The Committee, from time to time, may adopt rules and regulations ("Regulations") for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The Committee may alter, amend or revoke any Regulation adopted. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board, be final and conclusive.

        The Committee may delegate its responsibilities for administering the Plan to a committee of key executives as the Committee deems necessary. Any awards under the Plan to members of this committee and to such other of the Participants as may be determined from time to time by the Board or the Committee shall be referred to the Committee or Board for approval. However, the Committee may not delegate its responsibilities under the Plan relating to any executive who is subject to the provisions of Section 162(m) of the Code or in regard to the issuance of any stock under Paragraph 6(c).

        4.    Participation:    "Participants" in the Plan shall be such key executives of the Company as may be designated by the Committee to participate in the Plan with respect to each fiscal year.

        5.    Performance Incentive Awards:

          (a)  For each fiscal year of the Company, the Committee shall determine the following:

              (i)  The Company, Subsidiaries and/or Affiliates to participate in the Plan for such fiscal year.

            (ii)  The executives who will participate in the Plan for such fiscal year.

            (iii)  The basis(es) for determining the maximum amount of the Awards to such Participants will be dependent upon the attainment by the Company or any Subsidiary or Affiliate or subdivision thereof of any specified performance goal or objective. Performance measures established by the Committee may relate to the Total Company or a business unit. Performance measures may be set at a specific level or may be expressed as relative to the comparable measures at comparison companies or a defined index. Performance criteria for Awards under the Plan may include one or more of the following operating performance measures:

a.	Earnings	e.	Financial return ratios
b.	Revenue	f.	Total shareholder return
c.	Operating or net cash flows	g.	Market share
d.	Research and development milestones	h.	Product commercialization milestones

            (iv)  For Participants subject to 162(m) of the Code, the Committee shall establish one or more objectively determinable performance measures based on the criteria described above no later than 90 days after the beginning of the fiscal year and at a time when the achievement of such measure (or measures) is substantially uncertain. No award shall be paid to a Participant unless the Committee determines that the performance measures applicable to that Participant have been achieved.

            (v)  For any Participant not subject to Section 162(m) of the Code, other performance measures or objectives, whether quantitative or qualitative, may be established. The Committee shall establish the specific targets for the selected measures. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index.

            The Committee may, in its discretion, reduce the award payable to any Participant below the amount determined by the objective performance measures established for that Participant. The Committee's discretion may not be exercised to increase the award payable to any Participant subject to Section 162(m) of the Code above the amount determined by the applicable performance measure. In addition, the exercise of the Committee's discretion to reduce the award payable to any Participant may not increase the award payable to any other executive subject to Section 162(m) of the Code.

            (vi)  The Committee may require or a Participant may request the Committee to approve deferred payment of a percentage (not less than 25%) of an Award (the "Deferred Portion"). Any Award or portion of Award which the Committee does not require deferral of or the Participant does not request deferral of shall be paid subject to the provisions of Paragraph 6 (the "Current Portion"). Any Award which includes a Deferred Portion shall be subject to the terms and conditions stated in Paragraph 9 and in any Regulations established by the Committee.

          (b)  At any time after the commencement of a fiscal year for which Awards have been determined, but prior to the close thereof, the Committee may, in its discretion, eliminate or add Participants, or increase or decrease the Award of any Participant; but the Committee may not alter any election made relative to establishing a Deferred Portion of an Award or which would cause any Award to lose deductibility under Section 162(m) of the Code. Any changes or additions with respect to Awards of members of any committee established to oversee the Plan shall be referred to the Board or Committee, as appropriate, for approval.

        6.    Payment of Current Portion of Performance Incentive Awards:

          (a)  Subject to such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid to them or their beneficiaries as follows:

              (i)  As soon as practicable after the end of the fiscal year, the Committee shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the established performance objectives as established for that fiscal year. Such Awards are only payable to the extent that the Participant has performed their duties to the satisfaction of the Committee.

            (ii)  While no Participant has an enforceable right to receive a Current Portion until the end of the fiscal year as outlined in (i) above, payments on account of the Current Portion may be provisionally made in accordance with the Regulations, based on tentative estimates of the amount of the Award. A Participant shall be required to refund any portion or all of such payments in order that the total payments may not exceed the Current Portion as finally determined, or if the Participant shall forfeit their Award for any reason during the fiscal year. However, any Participant subject to Section 162(m) of the Code may not receive such provisional payments.

          (b)  There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established Withholding Tax Rate. Participants may elect to have the deduction of taxes cover the amount of any Applicable Tax (the amount of Withholding Tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

          (c)  Form of Payment. The Committee shall determine whether payment with respect to the Current Portion of an Award, or to the payment of a Deferred Portion made under the provisions of Paragraph 9, shall be made entirely in cash, entirely in Common Stock of the Company, or partially in cash and partially in Common Stock. Further, if the Committee determines that payment should be made in the form of Restricted Shares of Common Stock of the Company, the Committee shall designate the restrictions which will be placed upon the Common Stock and the duration of those restrictions. For any fiscal year, the Committee may not cause Awards to be made under this provision which would result in the issuance, either on a current or restricted basis, of more than two-tenths of one percent of the number of shares of Common Stock of the Company issued and outstanding as of January 1 of the fiscal year relating to the payment.

        7.    Maximum Payments Under the Plan:    Payments under the Plan shall be subject to the following maximum levels.

          (a)    Total Payments.    The total amount of Awards paid under the Plan relating to any fiscal year may not exceed two percent of the operating pretax earnings for the Company in that fiscal year.

          (b)    Maximum Individual Award.    The maximum amount which any individual Participant may receive relating to any fiscal year may not exceed 0.15 percent of the operating pretax earnings for the Company in that fiscal year.

        8.    Conditions Imposed on Payment of Awards:    Payment of each Award to a Participant or to the Participant's beneficiary shall be subject to the following provisions and conditions:

          (a)    Rights to Awards.    No Participant or any person claiming under or through the Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan or in the Regulations shall require the Company to segregate or earmark any cash, shares or stock or other property. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or of any Subsidiary or Affiliate to dismiss and/or discharge any employee at any time.

          (b)    Assignment or Pledge of Rights of Participant.    No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature except that a Participant may designate a beneficiary for the Deferred Portion of an Award pursuant to the provisions of Paragraph 10.

          (c)    Rights to Payments.    No absolute right to any Award shall be considered as having accrued to any Participant prior to the close of the fiscal year with respect to which an Award is made and then such right shall be absolute only with respect to any Current Portion thereof; the Deferred Portion will continue to be forfeitable and subject to all of the conditions of the Plan. No Participant shall have any enforceable right to receive any Award made with respect to a fiscal year or to retain any payment made with respect thereto if for any reason (death included) the Participant, during such entire fiscal year, has not performed their duties to the satisfaction of the Company.

        9.    Deferral of Payments:    Any portion of an Award deemed the Deferred Portion under Paragraph 5(a)(vi) shall be subject to the following:

          (a)  The Committee will, in its sole discretion, determine whether or not a Deferred Portion may be elected by the Participant under an Award or if a Deferred Portion shall be required. If a Deferred Portion election is permitted for an Award, the Committee will establish guidelines regarding the date by which such deferral election by the Participant must be made in order to be effective.

          (b)  Concurrent with the establishment of a Deferred Portion for any Award, the Participant shall determine, subject to the approval of the Committee, the portion of any Participant's Deferred Portion that is to be valued by reference to the Performance Incentive Fixed Income Fund (hereinafter referred to as the "Fixed Income Fund"), the portion that is to be valued by reference to the Performance Incentive Equity Fund (hereinafter referred to as the "Equity Fund"), the portion that is to be valued by reference to the Performance Incentive Company Stock Fund (hereinafter referred to as the "Stock Fund") and the portion that shall be valued by reference to any other fund(s) which may be established by the Committee for this purpose.

          (c)  Prior to the beginning of each fiscal year, the Committee shall determine if the Fund(s) used to value the account of any Participant may be changed from the Fund currently used to any other Fund established for use under this Plan. Any such determination relating to a member of the Committee shall be referred to the Board (or such Committee of the Board as may be designated by the Board) for approval.

          (d)  Payment of the total amount of a Participant's Deferred Portions shall be made to the Participant, or, in case of the death of the Participant prior to the commencement of payments on account of such total amount, to the Participant's beneficiary, in installments commencing as soon as practical after the Participant shall cease, by reason of death or otherwise, to be an employee of the Company. In case of the death of any Participant after the commencement of payments on account of the total of the Deferred Portions, the then remaining unpaid balance thereof shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the beneficiary(ies) of the Participant. However, the Committee shall possess absolute discretion to accelerate the time of payment of any remaining unpaid balance of the Deferred Portions to any extent that it shall deem equitable and desirable under circumstances where the Participant at the time of payment shall no longer be an employee of the Company or shall have died.

          (e)    Conduct of Participant Following Termination of Employment.    If, following the date on which a Participant shall cease to be an employee of the Company, the Participant shall at any time either disclose to unauthorized persons confidential information relative to the business of the Company or otherwise act or conduct themselves in a manner which the Committee shall determine is inimical or contrary to the best interest of the Company, the Company's obligation to make any further payment on account of the Deferred Portions of such Participant shall forthwith terminate.

          (f)    Assignment of Rights by Participant or Beneficiary.    If any Participant or beneficiary of a Participant shall attempt to assign their rights under the Plan in violation of the provisions thereof, the Company's obligation to make any further payments to such Participant or beneficiary shall forthwith terminate.

          (g)    Determination of Breach of Conditions.    The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company's obligation in accordance with the foregoing provisions of this Paragraph 9 shall be conclusive.

          (h)    Fund Composition and Valuation.    Deferred Portions of Awards under the Plan shall be valued and maintained as follows:

              (i)  In accordance with the provisions, and subject to the conditions, of the Plan and the Regulations, the Deferred Portion as established by the Committee shall be valued in reference to the Participants' account(s) in the Equity Fund, in the Fixed Income Fund, in the Company Stock Fund, and in any other Fund established under this Plan. Account balances shall be maintained as dollar values, units or share equivalents as appropriate based upon the nature of the fund. For unit or share-based funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion.

            (ii)  Investment income credited to Participants' accounts under the Fixed Income Fund shall be determined by the Committee based upon the prevailing rates of return experienced by the Company. The investment income credited to participants under the Equity Fund shall be established based upon the performance of a specific basket of equity investments. The Company shall advise Participants of the specific measures used and the current valuations of these Funds as appropriate to facilitate deferral decisions, investment choices and to communicate payout levels. The Company Stock Fund shall consist of units valued as one share of Common Stock of the Company (par value $.10).

            (iii)  Nothing contained in the Fund definitions in Paragraphs 9(h)(i) and 9(h)(ii) shall require the Company to segregate or earmark any cash, shares, stock or other property to determine Fund values or maintain Participant account levels.

            (iv)  Alternative Funds. The establishment of the "Fixed Income Fund", the "Equity Fund" and the "Stock Fund" as detailed in Paragraphs 9(h)(i) and 9(h)(ii) shall not preclude the right of the Committee to direct the establishment of additional investment funds ("Funds").

            In establishing such Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.

            (v)  Accelerated Distributions.    The Committee may, at its sole discretion, allow for the early payment of a Participant's Deferred Portion(s) in the event of an "unforeseeable emergency". An "unforeseeable emergency" is defined as an unanticipated emergency caused by an event beyond the control of the Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with all rules and regulations established under the Code.

        10.    Designation of Beneficiary for Deferred Portion:    A Participant may name a beneficiary to receive any Deferred Portion under Paragraph 5(a)(vi) to which the Participant may be entitled under the Plan in the event of their death, on a form to be provided by the Committee. A Participant may change their beneficiary from time to time in the same manner.

        If no designated beneficiary is living on the date on which any Deferred Portion becomes payable to a Participant's beneficiary, such payment will be payable to the person or persons in the first of the following classes of successive preference:

          (a)  Widow or Widower, if then living

          (b)  Surviving children, equally

          (c)  Surviving parents, equally

          (d)  Surviving brothers and sisters, equally

          (e)  Executors or administrators

and the term "beneficiary" as used in the Plan shall include such person or persons.

        11.    Miscellaneous:

          (a)  By accepting any benefits under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or made to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

          (b)  Any action taken or decision made by the Company, the Board, the Committee, or any other committee appointed by the Board arising out of or in connection with the construction, administration, interpretation or effect of the Plan or of the Regulations shall lie within its absolute discretion, as the case may be, and shall be conclusive and binding upon all Participants and all persons claiming under or through any Participant.

          (c)  No member of the Board, the Committee, or any other committee appointed by the Board shall be liable for any act or failure to act of any other member, or of any officer, agent or employee of such Board or Committee, as the case may be, or for any act or failure to act, except on account of their own acts done in bad faith. The fact that a member of the Board shall then be, shall theretofore have been or thereafter may be a Participant in the Plan shall not disqualify them from voting at any time as a director with regard to any matter concerning the Awards, or in favor of or against any amendment or alteration of the Plan, provided that such amendment or alteration shall provide no benefit for directors as such and provided that such amendment or alteration shall be of general application.

          (d)  The Board, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company or any Subsidiary and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

          (e)  Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have any authority to take any action under the Plan where such action would affect the Company's ability to account for any business combination as a "pooling of interests."

        12.    Amendment or Discontinuance:    The Board may alter, amend, suspend or discontinue the Plan, but may not, without approval of the holders of a majority of the Company's Common Stock ($0.10 par value) and $2.00 Convertible Preferred Stock ($1 par value) make any alteration or amendment thereof which would permit the total payments under the Plan for any year to exceed the limitations provided in Paragraph 7 hereof or to allow for the issuance of Company Common Stock in excess of the limitation provided in Paragraph 6(c).

        13.    Effective Date:    The Plan will be effective for all fiscal years beginning with 2003 by action of the Board of Directors conditioned on and subject to approval of the Plan, by a vote of the holders of a majority of the shares of Common Stock and $2.00 Convertible Preferred Stock of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee may exercise its discretion to make no award payments to Participants subject to Section 162(m) of the Code in respect of the 2007 fiscal year or any later fiscal year (other than awards properly deferred from earlier fiscal years) if the Plan has not been reapproved by the Company's stockholders at the first meeting of stockholders during 2007, if necessary for compliance with Section 162(m) of the Code.

EXHIBIT E

Amendments to Bristol-Myers Squibb's Certificate of Incorporation
to Declassify the Board of Directors

A blackline of changes from the current Article EIGHTH (a) to show changes to remove the classified board is below.

        EIGHTH: (a) Subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of, the retirement age of and other restrictions and qualifications for directors of the corporation shall be fixed by the by-laws of the corporation and such number, retirement age and other restrictions and qualifications may be altered only by a majority vote of the entire board of directors from time to time in the manner provided in the by-laws or by amendment thereof adopted by a majority vote of the entire board of directors or adopted by the stockholders; provided, however, that any such amendment adopted by the stockholders must be adopted by the affirmative vote of holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

        Except with respect to directors who may be elected by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, at the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders.

        ~~The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the by-laws of the corporation. The first class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1985, the second class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, and the third class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, with the directors of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~

        ~~Subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the~~

E-1

~~number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.~~

        ~~Subject to the rights under Article FOURTH hereof of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.~~ No decrease in the number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.

        Subject to the rights under Article FOURTH hereof of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director~~, an entire class of directors~~ or the entire board of directors may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

        Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH (a).

E-2

Y  O  U  R    V  O  T  E    I  S     I  M  P  O  R  T  A  N  T
P  L  E  A  S  E    V  O  T  E    Y  O  U  R     P  R  O  X  Y

03PS1

[LOGO] Bristol-Myers Squibb Company
P.O. BOX 4000
PRINCETON, NJ 08640

THREE WAYS TO VOTE
VOTE BY PHONE: 1-800-690-6903
1) Read the accompanying Proxy Statement and this proxy card.
2) Call toll free 1-800-690-6903
3) Enter the 12-digit Control Number shown below.
4) Follow the simple recorded instructions.
VOTE BY INTERNET: WWW.PROXYVOTE.COM
1) Read the accompanying Proxy Statement and this proxy card.
2) Go to the Web site WWW.PROXYVOTE.COM
3) Enter the 12-digit Control Number, shown below.
4) Follow the simple instructions.
VOTE BY MAIL:
1) Mark, sign and date your proxy card.
2) Return it in the enclosed postage paid envelope.
YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	BMSOB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BRISTOL-MYERS SQUIBB COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.
Vote On Directors
1.	Election of Directors 01) R.E. Allen 02) L.B. Campbell 03) L.H. Glimcher, M.D. 04) J.D. Robinson III	For All ☐	Withheld All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's name(s) on the line below.
Vote On Proposals		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 5, 6, 7 AND 8.		For	Against	Abstain
2.	Appointment of Independent Auditors	☐	☐	☐	5.	Shareholder Rights Plan	☐	☐	☐
3.	Approval of Executive Performance Incentive Plan	☐	☐	☐	6.	Separation of Chairman and CEO Positions	☐	☐	☐
4.	Amendment to Certificate of Incorporation to Declassify the Board of Directors	☐	☐	☐	7.	Discretionary Executive Compensation	☐	☐	☐
					8.	Executive Compensation Review	☐	☐	☐
I have included a Change of Address and/or Comments on the reverse side of this card.				☐
		Yes	No
I plan to attend the Annual Meeting		☐	☐
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature (PLEASE SIGN WITHIN BOX) Date					Signature (Joint Owners) Date

[LOGO] Bristol-Myers Squibb Company

ADMISSION TICKET

2003 Annual Meeting of Stockholders

Tuesday, May 6, 2003
9:45 A.M.
Hotel duPont
11th & Market Streets
Wilmington, DE 19801

PHOTO IDENTIFICATION WILL BE REQUIRED

Please present this admission ticket in order to gain admittance to the meeting.
This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware.
Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel's web site at http://www.dupont.com/hotel/map.htm.

Limited Complimentary Parking for stockholders attending the 2003 Annual Meeting is available at the HOTEL CAR PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel.

SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE
COMPLIMENTARY PARKING

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[LOGO] Bristol-Myers Squibb Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 2003

The undersigned hereby appoints Peter R. Dolan, Ellen V. Futter, and Louis W. Sullivan, M.D., and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 6, 2003 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, the Zimmer Holdings, Inc. Savings and Investment Program and the Zimmer Puerto Rico Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of Common Stock of Bristol-Myers Squibb Company which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or is received after April 25, 2003, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1, 2, 3, and 4 and AGAINST Proposals 5, 6, 7 and 8. The full text of the proposals and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

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